Exhibit 10.3
CAC LIFE AND ANNUITY
INDEMNITY REINSURANCE AGREEMENT
     THIS CAC LIFE AND ANNUITY INDEMNITY REINSURANCE AGREEMENT (this “Agreement”), dated as of April 30, 2004, is made by and between Continental Assurance Company, an Illinois insurance company (the “Company”), and Swiss Re Life & Health America Inc., a Connecticut insurance company (the “Reinsurer”).
     WHEREAS, pursuant to that certain Asset and Stock Purchase Agreement, dated as of February 5, 2004 (the “Purchase Agreement”), by and between the Company and Reinsurer, Reinsurer agreed to purchase, among other things, the individual life insurance and annuity businesses and certain assets of the Company, and the capital stock of Valley Forge Life Insurance Company, a Pennsylvania insurance company, and CNA International Life Company SPC, Ltd., a segregated portfolio company organized and existing under the laws of the Cayman Islands.
     WHEREAS, under the Purchase Agreement, the Company has agreed to enter into this Agreement so as to cede to the Reinsurer, and the Reinsurer has agreed to enter into this Agreement so as to accept and assume from the Company, 100% of the Policy Liabilities (as defined below) arising under the Policies (as defined below), upon the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and promises, and upon the terms and conditions, hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
BUSINESS REINSURED
     1. Effective as of 12:00 a.m. on January 1, 2004 (the “Effective Time”), the Company hereby cedes to the Reinsurer, and the Reinsurer hereby accepts and assumes from the Company as of the Effective Time, on an indemnity reinsurance (coinsurance) basis, 100% of the Policy Liabilities arising from any and all (i) binders, endorsements, riders, policies, certificates, contracts of insurance and supplementary contracts of insurance constituting the Subject Business (as defined below) issued, renewed, or assumed by the Company prior to the Closing Date (as defined in the Purchase Agreement), including without limitation all such binders, endorsements, riders, policies, certificates, contracts and supplementary contracts lapsed and terminated with unpaid claims or amended to increase coverage or reinstated before, at or after the Closing Date as required pursuant to the terms thereof (the “Pre-Closing Policies”), (ii) Accommodation Policies (as defined in the CAC Life and Annuity Administrative Services Agreement between the Company and the Reinsurer dated as of the date hereof (the “CAC Administrative Services Agreement”)), and (iii) CAC Additional Policies (as defined in the CAC Administrative Services Agreement) (the Pre-Closing Policies, Accommodation Policies and CAC Additional Policies being referred to herein collectively as the “Policies”). The term “Policyholder” shall mean each owner of a Policy.
     2. The term “Subject Business” shall mean the term, universal and permanent individual life insurance and annuity products business of the Company.
     3. The term “Policy Liabilities” shall mean all liability and obligations of the Company, except for Excluded Liabilities (as defined below), based upon or arising out of the Policies, net of any and all amounts (i) actually recovered by the Company under Third Party Reinsurance Agreements and (ii) that would have been collected from a Specified Reinsurer under a Specified Third Party Reinsurance Agreement, and such term shall include without limitation liabilities for:
(a)	annuity principal and interest, withdrawals, surrenders, Policy loans, returns of principal and premium and other deposits and any other disbursement, Policyholder interest, dividend accumulations, benefits, claims, losses and benefit and claim expenses in respect of the Policies, whether incurred prior to, at or after the Effective Time, including Extra Contractual Obligations (as defined below) based on acts, errors or omissions (i) by the Reinsurer or any of its officers, employees, agents, subcontractors or representatives or (ii) by the Company or any of its officers, employees, agents, subcontractors or representatives and, in any case described by this clause (ii), attributable to a direction or request of a Designated Officer (as defined in Article XIV hereof) of the Reinsurer under this Agreement or the CAC Administrative Services Agreement, which direction or request, as to actions of Company employees other than Seller Business Employees (as defined in the Purchase Agreement), has been given in writing, and any attorneys’ fees incurred by the Company and the Reinsurer related to such liabilities;

(b)	guaranty association assessments in connection with participation by the Company in any guaranty fund or association established or governed by any state or jurisdiction to the extent arising on account of premiums, deposits and other consideration paid or payable in respect of the Policies at or after the Effective Time;

(c)	other assessments or payments (to the extent required to be made with respect to the Policies) for or on account of regulatory agencies, including but not limited to valuation fees or payments, that are calculated or assumed with reference to facts or circumstances related to the Policies (e.g., an assessment base or in force date) existing at a point in time that is at or after the Effective Time (provided that no additional amounts will be due as a result of a change in domicile of the Company);

(d)	that portion of other assessments or payments (to the extent required to be made with respect to the Policies) for or on account of regulatory agencies, including but not limited to valuation fees or payments, that are calculated or assessed with reference to a period of time commencing before and ending after the Effective Time which is equal to the full amount of such assessments or payments multiplied by a fraction, the numerator of which is the number of days from and including the Effective Time to and including the end of such period and the denominator of which is the number of days in such period (provided that no additional amounts will be due as a result of a change in domicile of the Company);

(e)	returns or refunds of premiums (irrespective of when due) under the Policies paid or payable at or after the Effective Time;

(f)	premium taxes paid or payable for premiums received by the Company or the Reinsurer in respect of the Policies at or after the Effective Time;

(g)	commissions due insurance brokers, agents and producers in connection with the Policies;

(h)	amounts due in connection with the Policies under bonus programs and deferred compensation agreements identified in Schedule A hereto (except bonuses attributable to the termination of new Subject Business production by the Company);

(i)	amounts payable by the Company under Third Party Reinsurance Agreements, including Specified Third Party Reinsurance Agreements (which amounts, in the case of amounts that would have been payable to Specified Reinsurers under Specified Third Party Reinsurance Agreements, shall be paid by the Reinsurer to the Company); and

(j)	accrued interest payable to Policyholders, if any, on all unpaid Policy Liabilities.
     4. The term “Excluded Liabilities” shall mean any liability or obligation of the Company for:
(a)	Extra Contractual Obligations based on acts, errors or omissions by the Company, or any of its officers or employees, agents, subcontractors or representatives, prior to the Closing Date and any attorneys’ fees incurred by the Company related to such liabilities or obligations;

(b)	Extra Contractual Obligations to the extent resulting from acts, errors or omissions of the Company or any of its officers or employees, agents, subcontractors or representatives occurring after the Closing Date and not attributable to a direction or request of a Designated Officer of the Reinsurer under this Agreement or the CAC Administrative Services Agreement which direction or request, as to actions of Company employees other than Business Employees, has been given in writing;

(c)	guaranty association assessments in connection with participation by the Company in any guaranty fund or association established or governed by any state or other jurisdiction to the extent arising on account of premiums, deposits or other consideration paid to the Company in respect of the Policies prior to the Effective Time;

(d)	amounts, liabilities and obligations ceded to one or more Specified Reinsurers under Specified Third Party Reinsurance Agreements irrespective of any recission, recapture or other termination of any such Specified Third Party Reinsurance Agreements;

(e)	dividends in respect of the Policies, whether incurred prior to, at or after the Effective Time;

(f)	other assessments or payments required to be made with respect to the Policies for or on account of regulatory agencies, including but not limited to valuation fees or payments, that are calculated or assumed with reference to facts or circumstances existing at a point in time that is prior to the Effective Time;

(g)	that portion of other assessments or payments required to be made with respect to Policies for or on account of regulatory agencies, including but not limited to valuation fees or payments, that are calculated or assessed with reference to a period of time commencing before and ending after the Effective Time which is equal to the full amount of such assessments or payments multiplied by a fraction, the numerator of which is the number of days from and including the beginning of such period to but excluding the Effective Time and the denominator of which is the number of days in such period;

(h)	premium taxes paid or payable for premiums received by the Company or the Reinsurer in respect of the Policies prior to the Effective Time; and

(i)	accrued interest payable to Policyholders, if any, on all unpaid Excluded Liabilities.
     For the avoidance of doubt, with respect to a Specified Third Party Reinsurance Agreement, (i) amounts which would have been payable by the Company to Specified Reinsurers thereunder, in the absence of any recission, recapture or termination, shall instead be payable by the Reinsurer to the Company under this Agreement and (ii) amounts, liabilities and obligations formerly ceded to Specified Reinsurers under such Specified Third Party Reinsurance Agreement shall be deemed Excluded Liabilities and the Reinsurer shall have no liability to the Company with respect thereto.
     In addition, for the avoidance of doubt, the Reinsurer shall have the benefit of any premium tax credits and reductions attributable to guaranty fund assessments and similar assessments paid or payable by the Company with respect to the Policies but only if and to the extent that (i) the Reinsurer reimburses the Company for such guaranty fund and similar assessments pursuant to this Agreement and (ii) such credits are applied to reduce, and actually reduce, the premium tax liability of the Company (as so limited, the “Premium Tax Credits”); provided that the Company shall apply such credits and any other premium tax credits and reductions attributable to guaranty fund assessments and similar assessments on a pro rata basis.
     5. The term “Extra Contractual Obligations” shall mean all liabilities and obligations other than those arising under the express terms and conditions, and within the limits, of the Policies, including, without limitation, any liability for punitive, exemplary, special or any other form of extra contractual damages, relating to the Policies, which arise from any act, error or omission in bad faith, including, without limitation, any act, error or omission relating to (i) the marketing, underwriting, production, issuance, cancellation or administration of the Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Policies, or (iii) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Policies.
     6. The term “Third Party Reinsurance Agreement” shall have the meaning given in paragraph 3 of Article V hereof.
     7. The term “Specified Third Party Reinsurance Agreement” shall mean a Third Party Reinsurance Agreement under which one or more reinsurers, other than the Reinsurer or an

Affiliate thereof, on or prior to the third anniversary of this Agreement, has refused to pay when due any amounts owed to the Company under such Third Party Reinsurance Agreement to the extent resulting from such reinsurer’s declaration that the Company has breached such Third Party Reinsurance Agreement by reason of the consummation of the transactions contemplated by the Purchase Agreement or this Agreement.
     8. The term “Specified Reinsurer” shall mean a reinsurer, other than the Reinsurer or an Affiliate thereof, that has taken the actions referred to in Section 7 of this Article I with respect to a Third Party Reinsurance Agreement.
     9. The term “Affiliate” shall mean, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.
     10. The term “Person” shall mean any natural person, corporation, partnership, limited liability company, trust, joint venture or other entity.
ARTICLE II
PAYMENT AND ACCOUNTING FOR CERTAIN ASSUMED POLICY LIABILITIES
     In connection with the Reinsurer’s assumption of the Policy Liabilities described in paragraphs (b), (c), (d) and (f) of Section 3 of Article I hereof (the “Tax/Assessment Liabilities”), it is agreed that the Company will make direct payment of such Tax/Assessment Liabilities and that the Reinsurer’s assumption of liability therefor shall be discharged by the Company reporting the Tax/Assessment Liabilities paid by the Company to the Reinsurer in accordance with Article IV and the Reinsurer reimbursing the Company for such amounts also in accordance with Article IV.
ARTICLE III
TERRITORY
     This Agreement shall apply to Policies covering persons and risks wherever resident or situated.
ARTICLE IV
POLICY ADMINISTRATION
     The Policies and the Policy Liabilities shall be administered by the Reinsurer in the name of, and on behalf of, the Company pursuant to the terms of the CAC Administrative Services Agreement. In connection therewith, the Reinsurer will provide such periodic accounting and settlement reports to the Company as are set forth in the CAC Administrative Services Agreement. Settlements of amounts due from the Reinsurer to the Company and amounts due from the Company to the Reinsurer hereunder, as set forth in such reports, shall be made on a quarterly basis as set forth in the CAC Administrative Services Agreement; provided, however, that any amounts received by the Reinsurer from a Specified Reinsurer in connection with the termination or recapture of such Specified Reinsurer’s obligations under a Specified Third Party Reinsurance Agreement shall be remitted by the Reinsurer to the Company within 15 days of receipt thereof by the Reinsurer. Notwithstanding the terms of this Agreement, no amounts settled between the Company and the Reinsurer under Article II of the Purchase Agreement shall be settled again hereunder.

ARTICLE V
PREMIUMS AND RECOVERIES
     1. Except as otherwise provided in this Agreement, the Reinsurer shall be entitled to 100% of all gross premiums, premium adjustments, reinsurance recoverables (including expense allowances), balances due from agents, principal and interest due on Policy loans, accrued interest receivables and recoveries received at and after the Effective Time by the Company or the Reinsurer with respect to the Policies, other than amounts recoverable or recovered from Specified Reinsurers under Specified Third Party Reinsurance Agreements, together with all Policy related rights of the Company, including, without limitation, subrogation and coordination of benefits rights including for the benefit of the Reinsurer any and all Premium Tax Credits to the extent provided for in Section 4 of Article I. The Company shall promptly endorse and remit and hereby assigns to the Reinsurer any premiums, premium adjustments, reinsurance recoverables (including expense allowances), balances due from agents, principal and interest due on Policy loans, accrued interest receivables, rights, assets and recoveries received or receivable by the Company at or after the Effective Time in respect of any of the Policies or the satisfaction of Policy Liabilities (including the Premium Tax Credits to the extent provided in Section 4 of Article I), other than amounts recoverable or recovered from Specified Reinsurers under Specified Third Party Reinsurance Agreements. The Company shall likewise promptly endorse and remit and hereby assigns to the Reinsurer any amount paid to the Company by a reinsurer in connection with a termination or recapture of a Third Party Reinsurance Agreement other than such amounts paid by a Specified Reinsurer under a Specified Third Party Reinsurance Agreement (e.g., assets transferred to the Company to effectuate a recapture). For the avoidance of doubt, any amount paid to either the Company or the Reinsurer by or on behalf of a Specified Reinsurer under a Specified Third Party Reinsurance Agreement, including without limitation in connection with a termination or recapture of such reinsurer’s obligation under such agreement, shall be for the account of the Company, and the Reinsurer shall promptly endorse and remit to the Company any such amount it receives in respect thereof. The Company shall provide reasonable assistance to the Reinsurer, upon the Reinsurer’s request therefor, and at the Reinsurer’s expense (excluding any internal expenses of the Company), in the collection of any premiums, premium adjustments, reinsurance receivables, balances due from agents, principal and interest due on Policy loans, accrued interest receivables, rights, assets and recoveries due the Company in respect of any of the Policies or the satisfaction of Policy Liabilities. Furthermore, with respect to any such remittance, the Company shall also promptly furnish the Reinsurer with all pertinent information which it receives pertaining thereto (e.g., the nature of the payment, source of funds, policy or certificate number or agreement (as appropriate) and period(s) to which it relates and any instructions accompanying same); provided, however, that the Company may retain a copy thereof.
     2. Effective as of the Closing Date, as between the Reinsurer and the Company, the Company shall have no further responsibility for billing and collecting premiums in respect of the Policies or otherwise servicing or administering any Policies, except as may otherwise be agreed upon in writing by the parties or required by applicable law. The Company hereby acknowledges that notwithstanding the foregoing or any other provision of this Agreement to the contrary, as between the Company and its Policyholders, the Company is not relieved of any obligation under the Policies, including its responsibility to service its Policyholders.

     3. A listing of ceded reinsurance agreements under which any Policy Liabilities are reinsured for the benefit of the Company to reinsurers that are not Affiliates of the Company is Schedule B to this Agreement (the “Third Party Reinsurance Agreements”). Effective as of the Closing Date, the Company shall have no further responsibility for ascertaining and collecting reinsurance recoverables with respect to the Policy Liabilities under the Third Party Reinsurance Agreements other than the Specified Third Party Reinsurance Agreements. The Reinsurer shall assume such responsibility for administering on behalf of the Company the Third Party Reinsurance Agreements, including the Specified Third Party Reinsurance Agreements, under the CAC Administrative Services Agreement. The collectibility of amounts due under the Third Party Reinsurance Agreements shall be at the risk of and for the account of the Reinsurer, other than amounts due from Specified Reinsurers under the Specified Third Party Reinsurance Agreements which shall be at the risk of and for the account of the Company.
     4. The Reinsurer shall have responsibility and full power and authority to act for and on behalf of the Company, and will so act in good faith pursuant to the terms of the CAC Administrative Services Agreement, and the Company shall take such measures as reasonably may be requested by the Reinsurer, with respect to any and all letters of credit outstanding or assets in trust held for the benefit of the Company pursuant to the terms of any Third Party Reinsurance Agreements, collection of amounts owed under any Third Party Reinsurance Agreements, recapture under any Third Party Reinsurance Agreements and enforcement of the terms of the Third Party Reinsurance Agreements; provided that, in no event will Reinsurer have any responsibility with respect to any Specified Reinsurer under a Third Party Reinsurance Agreement after it has become a Specified Third Party Reinsurance Agreement.
ARTICLE VI
REINSURANCE CREDIT
     1. Licensed or Accredited Status. The Reinsurer is, and shall maintain its status as, a licensed life insurer or accredited life reinsurer in all jurisdictions of the United States so that the Company, in the statements required to be filed with its regulatory authority(ies) in such jurisdictions, shall receive full credit as admitted reinsurance for all of the Reinsurer’s share of the reserves and any other liabilities ceded hereunder (the “Obligations”).
     2. Reinsurance Credit. If a jurisdiction of the United States will not permit the Company, in the statements required to be filed with its regulatory authority(ies), to receive full credit as admitted reinsurance for any of the Reinsurer’s share of the Obligations, the Company shall forward to the Reinsurer a statement of the Reinsurer’s share of such Obligations. Upon receipt of such statement, the Reinsurer shall, at its option and at its expense, promptly either:
(a)	Provide the Company with a “clean”, unconditional and irrevocable letter of credit, with terms and bank acceptable to the regulatory authority(ies) in such jurisdiction so that full credit as admitted reinsurance shall be given for the Reinsurer’s share of the Obligations under this Agreement in such jurisdiction; or

(b)	Establish a trust account for the benefit of the Company, and enter into a trust agreement concerning such account with terms and a bank, as trustee, acceptable to the relevant regulatory authority(ies), so that full credit as admitted reinsurance shall be given for the Reinsurer’s share of the Obligations under this Agreement in such jurisdiction.
     3. Rating Agency or RBC Credit. (a) If at any time:
(y)	(i)
the Reinsurer has a Standard & Poor’s Corporation (“S&P”) Insurer Financial Strength Rating of lower than “A-” (or, if such agency modifies its rating system, the equivalent rating under the modified system)

AND
(ii)
the Reinsurer has an Insurance Financial Strength Rating as provided by Moody’s Investors Service (“Moody’s”) of lower than “A3” (or, if such agency modifies its rating system, the equivalent rating under the modified system)

OR
(z)
the Reinsurer’s total adjusted capital falls to a level which is less than 150% of company action level risk based capital, as reported to the insurance department of the Reinsurer’s state of domicile (the “RBC Trigger”) (or, if the methodology established by the National Association of Insurance Commissioners for measuring risk based capital is modified, the measurement level equivalent to the standard in effect on the date hereof (examples of appropriate adjustments being described on Exhibit B hereto)), then the Reinsurer shall, at the election of the Reinsurer, take one of the following actions to ensure its performance hereunder: (A) provide to the Company a “clean”, unconditional and irrevocable letter of credit to secure the Reinsurer’s share of the Obligations or (B) transfer to a trust account unencumbered assets adequate to secure Reinsurer’s share of the Obligations (which trust account shall be established under a trust agreement substantially in the form of Exhibit A hereto) and pledge such assets to the Company under such trust agreement as reasonably satisfactory to the Company and sufficient to perfect a first priority lien security interest in favor of the Company in such assets in the trust account under Article 9 of the Uniform Commercial Code. During the term of a trust agreement established under Section 3(a) or 3(b) of this Article VI, the Reinsurer shall not, and shall direct that the trustee shall not, grant or cause to be created in favor of any third person a security interest in any of the assets in the trust whatsoever.
     (b) Notwithstanding the provisions of paragraph (a) of this Section 3 of Article VI, in the event that the insurance regulatory authority of any of the 50 states of the United States, the District of Columbia or the federal government should determine in writing that the assets in the trust account established pursuant to this Section 3 of Article VI shall not be deemed admitted assets or that the Reinsurer will be required to establish a substantially equivalent offsetting liability, for purposes of the Reinsurer’s financial statements prepared under statutory accounting principles for filing with such insurance regulatory authority, solely as a result of the perfection of the Company’s security interest under the trust agreement established pursuant to this Section 3 of Article VI, the Company and the Reinsurer shall amend the trust agreement so that the trust agreement complies with the requirements of New York Insurance Department Regulation 114, except as hereinafter provided. The trust agreement, as so amended, shall provide that the Company shall have the right to withdraw assets from the trust account only to pay the Company for the Reinsurer’s share of the Obligations which have not been paid when due or in the event that the Company has received notice of termination of the trust account under such trust agreement. The minimum amount to be held in the trust account shall equal 100 percent of the amount required to fund the Reinsurer’s share of the Obligations.
     (c) Notwithstanding the foregoing, in the event that after a letter of credit or trust account has been established pursuant to paragraph (a) or paragraph (b) of this Section 3, the Reinsurer is assigned and maintains the financial strength rating of S&P or Moody’s referred to in subparagraph (a)(y)(i) or (a)(y)(ii), respectively, of this Section 3 of Article VI and has statutory surplus in excess of the RBC Trigger, such letter of credit or trust account shall be terminated or returned to the Reinsurer. If the Reinsurer shall thereafter fail to maintain both of such ratings or the risk based capital level, the provisions of paragraphs (a) and (b) of this Section 3 shall apply once again.
ARTICLE VII
TRANSFER OF ASSETS
     1. Transfer of Assets. Cash and/or investment securities will be transferred to the Reinsurer by the Company in accordance with Section 2.3(b)(i) of the Purchase Agreement.
     2. Adjustment. Adjustment of the amount due pursuant to Section 1 of this Article VII shall be made in accordance with and pursuant to Section 2.5 of the Purchase Agreement.
     3. Ceding Commission. The Reinsurer shall pay to the Company at the Closing (as defined in the Purchase Agreement) in accordance with Section 2.3(b)(ii) of the Purchase Agreement a ceding commission in the amount of $45,000,000 plus interest thereon from January 1, 2004 through the Closing Date calculated at the Contract Interest Rate (as defined in the Purchase Agreement).
ARTICLE VIII
INSOLVENCY
     1. Payments. In the event of the insolvency of the Company, all reinsurance, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver or statutory successor on the basis of the liability of the Company under the contract or contracts reinsured without diminution because of the insolvency of the Company.
     2. Notice of Claims. In the event of the insolvency of the Company, the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company on the Policies within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable subject to court approval against the insolvent

Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.
     3. Apportionment. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.
ARTICLE IX
RIGHTS WITH RESPECT TO THE POLICIES
     The Reinsurer’s reinsurance of the Policy Liabilities of the Company with respect to the Policies is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any Policyholder, insured, claimant or beneficiary under such Policies against the Reinsurer or any legal relation between such Policyholders, insureds, claimants or beneficiaries and the Reinsurer.
ARTICLE X
DIVIDENDS; NON-GUARANTEED ELEMENTS; PARTICIPATING POLICIES
     1. Except as required under applicable law or regulation or under the terms of any Policy, the Company shall declare and pay dividends on any participating Policy and reset any non-guaranteed element of any Policy taking into account the recommendations of the Reinsurer. The Reinsurer shall assist the Company in determining the dividends in respect of the participating Policies, and shall administer the payment of dividends, in accordance with Article IV hereof.
     2. The Reinsurer shall remit to the Company, on a quarterly basis pursuant to the CAC Administrative Services Agreement, an amount equal to 90% of the pre-tax statutory profits, before Policyholders’ dividends, for the preceding calendar quarter on the Company’s participating Policies as determined in accordance with Schedule C hereto. In the event that there are no such profits for the preceding calendar quarter, no amounts shall be remitted by the Reinsurer to the Company pursuant to this Section 2 of Article X and the loss carryforward provisions provided in Schedule C hereto shall apply. The obligations of the Reinsurer under this Section 2 shall be the only obligations of the Reinsurer with respect to dividends on the Company’s participating Policies.
     3. The Company shall have sole responsibility for maintaining the policyholder surplus in respect of the participating Policies and for compliance with applicable law in respect thereof.
     4. The Reinsurer shall invest and maintain assets in support of the liabilities in respect of the participating Policies in accordance with the principles set forth on Schedule D hereto.

ARTICLE XI
ERRORS AND OMISSIONS
     Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.
ARTICLE XII
COOPERATION
     The parties shall cooperate with one another in a commercially reasonable manner to carry out and implement the terms and objectives of this Agreement, and shall perform such further acts, execute such further documents and enter into such further agreements as are commercially reasonable and reasonably necessary to carry out and implement the terms and objectives of the Agreement. Without limiting the foregoing, each party shall permit the other (and its authorized representatives) reasonable access to its premises, files and records relating to the Policies and each party shall make available to the other party (and its authorized representatives) responsible officials for consultation for the purpose of more fully carrying out the terms and objectives of this Agreement, provided that the same be requested during normal business hours upon reasonable notice and without unreasonably disrupting the business of either party. Each party shall retain, in accordance with its corporate retention policies, all files and records related to the Policies, but in any event for a period not less than six years following the Closing Date.
ARTICLE XIII
ARBITRATION
     1. Arbitration. As a condition precedent to any cause of action, any and all disputes between the Company and the Reinsurer arising out of, relating to, or concerning this Agreement, whether sounding in contract or tort and whether arising during or after termination of this Agreement, shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire (the “Board”) meeting at a site in Chicago, Illinois. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as set forth below.
     2. Notice of Arbitration. A notice requesting arbitration, or any other notice made in connection therewith, shall be in writing and shall be sent certified or registered mail, return receipt requested to the affected parties. The notice requesting arbitration shall state in particulars all issues to be resolved in the view of the claimant, shall appoint the arbitrator selected by the claimant and shall set a tentative date for the hearing, which date shall be no sooner than ninety (90) days and no later than one hundred fifty (150) days from the date that the notice requesting arbitration is mailed. Within thirty (30) days of receipt of claimant’s notice, the respondent shall notify claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.
     3. Arbitration Panel. Unless otherwise mutually agreed, the members of the Board shall be impartial and disinterested and shall be active or former executive officers of life insurance companies, reinsurance companies, or Lloyd’s Underwriters or active or inactive lawyers with at least twenty (20) years of experience in insurance and reinsurance. The Company and Reinsurer shall each appoint an arbitrator and the two (2) arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within thirty (30) days after having received claimant’s written request for arbitration, the claimant is authorized to and shall appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two (2) arbitrators shall request the American Arbitration Association (the “AAA”) to appoint an umpire for the arbitration with the qualifications set forth in this Article. If the AAA fails to name an umpire, either party may apply to the court named below to appoint an umpire with the above required qualifications. The umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. Upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.
     4. Submission of Briefs. The claimant and respondent shall each submit initial briefs to the Board outlining the issues in dispute and the basis, authority and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit reply briefs to the Board within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.
     5. Arbitration Board’s Decision. The Board shall make a decision and award with regard to the terms of this Agreement and the original intentions of the parties to the extent reasonably ascertainable. The Board’s decision and award shall be in writing and shall state the factual and legal basis for the decision and award. The decision and award shall be based upon a hearing in which evidence shall be allowed and which the formal rules of evidence shall not strictly apply but in which cross examination and rebuttal shall be allowed. At its own election or at the request of the Board, either party may submit a post-hearing brief for consideration of the Board within twenty (20) days of the close of the hearing. The Board shall make its decision and award within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding.
     6. Jurisdiction. Either party may apply to the United States District Court for the Northern District of Illinois for an order confirming any decision and the award; a judgment of that Court shall thereupon be entered on any decision or award. If such an order is issued, the attorneys’ fees of the party so applying and court costs will be paid by the party against whom confirmation is sought. The Board may award interest calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party.
     7. Expenses. Each party shall bear the expense of the one arbitrator appointed by it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire. The remaining costs of the arbitration proceedings shall be finally allocated by the Board.
     8. Production of Documents and Witnesses. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the Board shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the Board. The Board shall be the final judge of the procedures of the Board, the conduct of the arbitration, the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the Board shall have the authority to issue subpoenas and other orders to enforce their decisions.
     9. Relief Available. Nothing herein shall be construed to prevent any participating party from applying to the United States District Court for the Northern District of Illinois to issue a restraining order or other equitable relief to maintain the “status quo” of the parties participating in the arbitration pending the decision and award by the Board or to prevent any party from incurring irreparable harm or damage at any time prior to the decision and award of the Board. The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.
     10. Consolidation. In the event that there is a dispute between the Company and Reinsurer that implicates the provisions of this Agreement or the CAC Administrative Services Agreement, the Company and Reinsurer shall consolidate any such dispute under such agreements in a single arbitration proceeding.
ARTICLE XIV
GENERAL PROVISIONS
     1. Notices. (a) Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, postage prepaid or by overnight courier with written confirmation of delivery or by facsimile transmission with telephonic confirmation of error-free transmission. Any such notice shall be deemed given when so delivered personally or if sent by facsimile transmission (and immediately after transmission confirmed by telephone), if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:

If to the Reinsurer:	Swiss Re Life & Health America Inc. 175 King Street Armonk, New York 10504 Attention: General Counsel Telephone No.: 914-828-8925 Fax Number: 914-828-7925

With a copy to:	Sutherland Asbill & Brennan LLP 1275 Pennsylvania Avenue, NW Washington, DC 20004-2415 Attention: David A. Massey Telephone No.: 202-383-0100 Fax Number: 202-637-3593

If to the Company:	Continental Assurance Company CNA Plaza Chicago, Illinois 60685-0001 Attention: Secretary Tel: (312) 822-1384 Fax: (312) 822-1297

With a copy to:	Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10011
Attention: James A. FitzPatrick, Jr. Jeff S. Liebmann
Tel: (212) 259-8000
Fax: (212) 259-6333
     (b) Reinsurer shall designate by name two or more officers to provide all requests and directions to the Company concerning the Business under this Agreement and the CAC Administrative Services Agreement (the “Designated Officers”). The initial Designated Officers shall be Donna Kinnaird and Kenneth Stewart. The Reinsurer may change or appoint new Designated Officers by delivering written notice thereof (in accordance with the delivery methods described in Article XIV.1(a)) to the Company.
     (c) Any party may by notice given in accordance with this Section 1 of Article XIV to the other party hereto designate another address or Person for receipt of notices hereunder.
     2. Tax Election. With respect to this Agreement, the Company and the Reinsurer hereby make the election provided for in Section 1.848-2(g)(8) of the Treasury Regulations issued under Section 848 of the Internal Revenue Code of 1986, as amended, as set forth in Exhibit C, which is made a part hereof. Each of the parties hereto agrees to take such further actions as may be necessary to ensure the effectiveness of such election.
     3. Confidentiality. The Company and the Reinsurer shall hold and cause their respective officers, directors, employees, agents, advisors, or other representatives (each a “Representative”) to hold in strict confidence, unless compelled to disclose by applicable law, (i) any term of this Agreement or the transactions contemplated hereby; and (ii) any information that is furnished by or on behalf of the other party or its Representatives in connection with the transactions contemplated by this Agreement, except to the extent such information can be shown to have been (x) previously known by the party to which it was furnished, (y) in the public domain through no fault of the party to which it was furnished, or (z) later lawfully acquired from other sources by the party to which it was furnished; provided that such source is not, to such party’s knowledge, bound by a confidentiality agreement with the other party or its Representatives and is not, to such party’s knowledge, otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation; provided, however, that the Reinsurer may disclose the terms of this Agreement to the extent reasonably necessary for the Reinsurer to comply with its obligations under the CAC Administrative Services Agreement.
     4. Indemnification. Each party hereto shall indemnify, defend and hold the other party harmless from and against all loss, liability and expense arising out of any failure of the indemnifying party to perform its obligations in accordance with this Agreement.
     5. Equitable Relief. Each party hereto acknowledges that if it or its employees violate the terms of this Agreement, the other party will not have an adequate remedy at law. In the event of such a violation, the other party shall have the right, in addition to any other rights that may be available to it, to obtain in any court of competent jurisdiction injunctive relief to restrain any such violation and to compel specific performance of the provisions of this Agreement. The seeking or obtaining of such injunctive relief shall not foreclose or limit in any way relief against either party hereto for any monetary damage arising out of such violation.
     6. Set Off. It is understood and agreed that any debits or credits, liquidated or unliquidated, in favor of or against either party under this Agreement or the CAC Administrative Services Agreement, are deemed mutual debits or credits, as the case may be, and shall be netted or set off, as the case may be, and only the balance shall be allowed or paid.
     7. Entire Agreement; Amendments. This Agreement (including the Schedules and Exhibits hereto), the Purchase Agreement and the CAC Administrative Services Agreement contain the entire agreement and understanding between the parties with respect to the matters contemplated hereby, and supersede all prior agreements and understandings, written or oral, between the parties hereto with respect to such matters. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties hereto.
     8. Invalidity. The invalidity or unenforceability of any provision or portion hereof shall not affect the validity or enforceability of the other provisions or portions hereof.
     9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     10. Exclusivity. This Agreement is not intended to confer any rights upon any person other than the parties hereto and their respective successors and permitted assigns.
     11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.
     13. Successors and Assignment. No party hereto shall assign this Agreement or any rights or obligations hereunder, or subcontract any other party to perform such party’s obligations hereunder, without the prior written consent of the other party hereto, and any such attempted assignment or subcontracting without such prior written consent shall be void and of no force and effect.
     14. Duration and Termination. This Agreement is effective as of the Effective Time and unlimited as to its duration.

     IN WITNESS WHEREOF, the Company and the Reinsurer have each executed this Agreement as of the date first written above.

CONTINENTAL ASSURANCE COMPANY

By:	/s/ Lawrence J. Boysen
	Name:	Lawrence J. Boysen
	Title:	Senior Vice President & Corporate Controller

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ W. Weldon Wilson
	Name:	W. Weldon Wilson
	Title:	Chief Executive Officer

EXHIBIT A
CAC SECURITY TRUST AGREEMENT
          THIS SECURITY TRUST AGREEMENT (this “Agreement”) is made and entered into as of                      by and among CONTINENTAL ASSURANCE COMPANY, a stock insurance company organized under the laws of Illinois (the “Company”), SWISS RE LIFE & HEALTH AMERICA INC., a stock insurance company organized under the laws of Connecticut (the “Reinsurer”), and J.P. MORGAN TRUST COMPANY, N.A. (the “Trustee”).
RECITALS:
     WHEREAS, pursuant to that certain Asset and Stock Purchase Agreement, dated as of February 5, 2004 (the “Purchase Agreement”), by and between the Company and Reinsurer, Reinsurer agreed to purchase, among other things, the individual life insurance and annuity businesses and certain assets of the Company, and the capital stock of Valley Forge Life Insurance Company, a Pennsylvania insurance company, and CNA International Life Company SPC, Ltd., a segregated portfolio company organized and existing under the laws of the Cayman Islands;
     WHEREAS, pursuant to the Purchase Agreement, the Company and the Reinsurer entered into the CAC Life and Annuity Indemnity Reinsurance Agreement, dated as of April 30, 2004 (the “Reinsurance Agreement”), a copy of which is attached hereto as Exhibit A, pursuant to which the Company has ceded to the Reinsurer, and the Reinsurer has assumed from the Company, the Company’s individual life insurance and annuity business upon the terms and conditions set forth therein.
     WHEREAS, if the Reinsurer fails to meet certain ratings or risk based capital levels set forth in Article VI, Section 3, of the Reinsurance Agreement, the Reinsurer is required to establish a trust or a letter of credit for the sole benefit of the Company for the purpose of providing security to the Company for the Reinsurer’s performance under the Reinsurance Agreement in respect of the Reinsurer’s Obligations (as defined in the Reinsurance Agreement);
     WHEREAS, the Reinsurer has failed to meet either or both of the ratings and risk based capital levels and has elected to establish a trust and to deposit assets therein in accordance herewith;
     WHEREAS, the Trustee has agreed to act as Trustee hereunder and to hold such assets in trust in accordance with the terms of this Agreement; and
     WHEREAS, this Agreement is made for the sole use and benefit of the Company and for the purpose of setting forth the duties and powers of the Trustee with respect to the Trust Account (as hereinafter defined).
          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     Section 1 Defined Terms. Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Reinsurance Agreement.
     Section 2 Establishment of Trust Account. Simultaneously with the execution and delivery of this Agreement, the Reinsurer, as grantor, is establishing a trust account (the “Trust Account”) with the Trustee for the sole use and benefit of the Company, as beneficiary, upon the terms and conditions hereinafter set forth. The parties agree that the trust created hereunder shall be treated as a “grantor trust” for federal income tax purposes, and the Reinsurer shall report all items of income, gain or loss with respect to the assets in the Trust Account on its federal income tax return. The Reinsurer hereby grants to the Company, as security for the payment and performance by the Reinsurer of the Reinsurer’s Obligations under the Reinsurance Agreement, a security interest in all of the Reinsurer’s right, title and interest in, to and under the Trust Account and under this Agreement, including all Permitted Assets (as defined in Section 6 below) and other investment property or assets now or at any time credited to or carried in the Trust Account (subject to Sections 5, 8, 9 and 17 hereof), and (subject to Section 10 hereof) all proceeds of any of the foregoing, in whatever form (collectively, the “Collateral”); provided, however, such security interest of the Company in any Permitted Asset, investment property or assets, or proceeds of any of the foregoing, that the Reinsurer has withdrawn, substituted for, reinvested or had paid over in accordance with Sections 5, 8, 9, 10 or 17 hereof, as applicable, shall terminate as of the date of such withdrawal, substitution, reinvestment or payment, as applicable. The Reinsurer hereby authorizes the Company to file such financing or continuation statements, or amendments thereto, as the Company may deem necessary to perfect and preserve the security interest granted hereby.
     Section 3 Initial Deposit. Within two (2) Business Days (as defined in the Purchase Agreement) after the execution of this Agreement by the Company, the Reinsurer and J.P. Morgan Trust Company, N.A. (or another trustee as mutually agreed to between the Reinsurer and the Company), the Reinsurer shall deposit with the Trustee Permitted Assets with an aggregate SAP (as hereinafter defined) book value equal to at least 100% of the Reinsurer’s Obligations as of [date of most recent calendar quarter-end preceding the date hereof for which statutory financial statements of the Company are available] (such amount being $                    ). The Reinsurer hereby certifies that as of the date of such deposit the aggregate SAP book value of the Permitted Assets so deposited shall equal at least 100% of the Obligations as of [date of most recent calendar quarter-end preceding the date hereof for which statutory financial statements of the Company are available]. For purposes of this Agreement, (i) “SAP” shall have the meaning set forth in the Purchase Agreement, (ii) “book value” shall be determined by reference to the books and records of the Reinsurer and (iii) the amount of the Obligations shall be determined by the Reinsurer in accordance with generally accepted actuarial standards and all applicable laws, rules and requirements for the filing of the Company’s statutory financial reports in the Company’s state of domicile.
     Section 4 The Reinsurer’s Continuing Obligation. Within thirty calendar days after the end of each calendar quarter beginning with the calendar quarter ended [date of end of calendar quarter in which this Agreement is dated], the Reinsurer shall (i) determine the aggregate amount of the Obligations as of the last day of such calendar quarter, (ii) determine the SAP book value of the Collateral in the Trust Account as of such calendar quarter end, (iii)

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deposit with the Trustee any additional Permitted Assets necessary so that the aggregate SAP book value of the Collateral in the Trust Account shall not be less than 100% of the Obligations as of such calendar quarter end, and (iv) provide to the Company a certificate signed by an authorized officer of the Reinsurer certifying the amounts described in (i), (ii) and (iii) and compliance therewith and including reasonable supporting detail of such computations. The Trustee is authorized to receive and accept whatever additional assets the Reinsurer from time to time may transfer or remit to the Trust Account, without any duty or obligation to determine or know whether such assets are Permitted Assets, and to hold and dispose of the same for the uses and purposes and in the manner and according to the provisions set forth in this Agreement. All such trust assets at all times shall be maintained in the Trust Account, which shall continuously be located within the United States of America. The Trustee shall have no duty or responsibility whatsoever for determining or confirming the adequacy of the assets in the Trust Account. The Company shall be entitled at any time and from time to time, by means of written notice to the Reinsurer, to object to the Reinsurer’s deposit, reinvestment or substitution of assets on the grounds such assets do not constitute Permitted Assets and the Reinsurer shall as soon as practicable thereafter substitute therefor assets which constitute Permitted Assets to the reasonable satisfaction of the Company.
     Section 5 Withdrawals from the Trust Account.
Withdrawals from the Trust Account shall be made pursuant to the provisions of this Section 5:
     (a) By the Reinsurer. Subject to Section 5(c), in the event that at any time the aggregate SAP book value of the Collateral in the Trust Account exceeds 100% of the aggregate amount of the Obligations as of the end of the immediately preceding calendar quarter, the Reinsurer shall be entitled to withdraw the excess from the Trust Account. The SAP book value of each asset in the Trust Account shall include, where applicable, all investment income and interest due and accrued on such assets. For purposes of this Agreement, SAP book value of the Collateral shall be as determined by the Reinsurer for purposes of its statutory financial statements filed with the Insurance Department of the state of domicile of the Reinsurer. The Trustee shall have no duty or responsibility whatsoever for determining such excess or such SAP book value. The parties agree, however, that the reinvestment of assets in the Trust Account in other assets in accordance with Section 9 hereof shall not be considered a withdrawal under this Section 5(a).
     (b) By the Company. Subject to Section 5(c), the Company shall be entitled to withdraw assets from the Trust Account having a market value equal to amounts required to pay or reimburse the Company for the Reinsurer’s failure to fulfill any or all of its Obligations, including but not limited to payment of any Policy Liabilities (a “Loss”) (the Trustee shall have no duty or responsibility whatsoever for determining the amount of such Loss or the market value of the assets withdrawn).
     (c) Procedure. Withdrawals from the Trust Account as permitted above may be made by the Reinsurer or the Company at any time and from time to time, provided that the withdrawing party (the “Withdrawing Party”) has provided ten Business Days’ written notice (the “Notice Period”) to the other party hereto (the “Non-Withdrawing Party”) consisting of the following (collectively, the “Withdrawal Notice”): (i) a statement of the Withdrawing Party’s intent to make such withdrawal, (ii) the amount of the withdrawal, (iii) the effective date of the

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withdrawal (the “Withdrawal Date,” which shall be at least one Business Day after the end of the Notice Period), and (iv) a certificate stating in reasonable specificity the reasons for the withdrawal. The Withdrawing Party shall certify to the Trustee in writing that the Withdrawal Notice has been given to the Non-Withdrawing Party as required and shall attach a copy of the Withdrawal Notice with such written certificate. No other statement or document need be presented to the Trustee to authorize a withdrawal from the Trust Account. Trustee shall obtain and retain a confirmation or receipt evidencing the delivery of the assets that are withdrawn pursuant to the instructions provided by the Withdrawing Party. In the event that the Company is the Withdrawing Party, during such ten Business Day period after the Company’s Withdrawal Notice, the Reinsurer may provide to the Company and the Trustee written directions as to which assets are to be withdrawn to satisfy the amount of the withdrawal. If the Reinsurer does not provide any such direction at least one Business Day prior to the Withdrawal Date, the Company shall provide written direction to the Trustee as to which assets are to be withdrawn. Upon receipt of the Withdrawing Party’s instructions and in the absence of receipt within the Notice Period by the Trustee of a written protest to the withdrawal by the Non-Withdrawing Party, the Trustee shall on the Withdrawal Date promptly take any and all necessary steps to transfer to the Withdrawing Party all right, title and interest in the assets being withdrawn, and to deliver the custody thereof to the Withdrawing Party. The Trustee shall be protected in relying upon any written demand of the Withdrawing Party for such withdrawal that contains the Withdrawal Notice and certification described in the second sentence of this Section 5(c). Furthermore, the Trustee shall have no duty or responsibility whatsoever to question the truth or validity of such demand from the Withdrawing Party or any notice of protest the Trustee may receive from the Non-Withdrawing Party (as provided for hereafter) or to determine that any amounts or assets withdrawn from the Trust Account pursuant to this Section 5 are correct or will be used and applied in a manner consistent with the terms of this Agreement. If either the Reinsurer or the Company protests such withdrawal within the Notice Period by written notice to the Trustee and the Non-Withdrawing Party, providing with reasonable specificity the reasons for such protest, and provided the Trustee has had a reasonable opportunity to act upon such notice before the assets have been withdrawn and delivered, the Trustee shall take no further action on the Withdrawal Notice (except to advise the Withdrawing Party of its receipt of the notice of protest from the Non-Withdrawing Party) until it has received (i) a final order, no longer subject to appeal, rendered in accordance with Section 18 hereof, directing the withdrawal of assets and identifying the specific assets that are to be the subject of the withdrawal or (ii) joint written instructions from the Reinsurer and the Company directing the withdrawal of assets and identifying the specific assets that are to be the subject of the withdrawal. The Trustee shall have no duty, responsibility or obligation whatsoever to participate in any dispute resolution process between the Company and the Reinsurer as provided in Section 18 hereof, unless requested by the Reinsurer or the Company, in which event the requesting party shall reimburse and indemnify Trustee for Trustee’s reasonable costs and expenses (including without limitation reasonable attorneys’ fees and expenses) in connection with such requested participation.
     Section 6 Permitted Assets.
     (a) Any assets deposited in the Trust Account shall consist only of “Permitted Assets” as hereinafter defined. “Permitted Assets” shall consist of those assets that constitute admitted assets under the Connecticut Insurance Code (disregarding, for this purpose, any concentration or aggregation limitations contained therein), except that for purposes hereof the following shall not constitute Permitted Assets: (i) investments of the types which would

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constitute admitted assets only pursuant to Section 38a-102a(a) of the Connecticut Insurance Code (the so-called “basket” provisions) and (ii) investments issued by a parent, subsidiary or Affiliate (as defined in the Purchase Agreement) of either of the Reinsurer or the Company; provided, however, if the Reinsurer re-domesticates from Connecticut to another state, (i) the references to the Connecticut Insurance Code in this Section 6 shall be read as references to the insurance code in the Reinsurer’s new state of domicile, and (ii) the cites to the “basket” provisions in this Section 6 shall be read as cites to the basket provisions under the insurance code in the Reinsurer’s new state of domicile.
     (b) Any deposit or investment direction by the Reinsurer (as provided for in Section 9 below) shall constitute a certification by the Reinsurer to the Trustee and the Company that the assets so deposited or to be purchased pursuant to such investment direction are Permitted Assets, and the Trustee shall have no duties, responsibilities or obligations whatsoever to take notice of, determine or confirm that such assets are Permitted Assets. Accordingly, neither the Reinsurer nor the Company shall hold the Trustee responsible or liable in any way whatsoever in the event that any assets in the Trust Account are not Permitted Assets.
     Section 7 Form of Title. Prior to depositing assets with the Trustee, and from time to time thereafter as required, the Reinsurer shall execute assignments, endorsements in blank or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Company or the Trustee upon direction of the Company may whenever necessary negotiate any such assets or transfer such assets to the Company without the consent or signature from the Reinsurer or any Person. Any assets received by the Trustee which are not in such proper negotiable or transferable form shall not be accepted by the Trustee and shall be returned to the Reinsurer as unacceptable. In addition, the Trustee may hold assets of the Trust Account in bearer form or in its own name or that of a nominee.
     Section 8 Substitution. At any time and from time to time, the Reinsurer may substitute assets in the Trust Account provided that (i) the Reinsurer sends written notice of such substitution to the Trustee and the Company and (ii) the Reinsurer replaces any Permitted Assets, on or before the substitution, with new Permitted Assets having a then current SAP book value at least equal to then current SAP book value of the assets so substituted. The parties agree, however, that the reinvestment of Permitted Assets in the Trust Account in other Permitted Assets in accordance with Section 9 hereof shall not be considered a substitution under this Section 8. The Trustee shall be protected in relying upon such notice of the Reinsurer, and the Trustee shall have no duty, responsibility or obligation whatsoever to determine or confirm the SAP book value of the substituted assets or whether the substituted assets are Permitted Assets. Neither the Reinsurer nor the Company shall hold the Trustee responsible or liable in any way whatsoever in the event that new Permitted Assets have insufficient current SAP book value.
     Section 9 Investment Direction.
     (a) The responsibility for the investment and reinvestment of the assets in the Trust Account shall be that of the Reinsurer. Unless and until directed by the Reinsurer and consented to by the Trustee, the Trustee shall have no duty or obligation in respect of the investment or reinvestment of the assets held in the Trust Account or for giving advice in respect of their investment or reinvestment.

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     (b) The Trustee shall settle any trades of assets in the Trust Account as directed by the Reinsurer in accordance with the delivery and payment or the receipt and payment methods for settling institutional securities trades in the local market in which such purchases and sales are to settle, unless otherwise required by prevailing standards of the market in which the transaction occurs. If there is more than one standard method of settling institutional securities trades in a given market and instructions are consistent with one of such methods, the Trustee shall settle in accordance with such instructions.
     (c) The Trustee shall not be obligated or required to advance or expend its own funds in respect of the investing and reinvesting of assets in the Trust Account; however, if for any reason the Trustee shall have advanced any of its own funds in respect of the investment and reinvestment of assets in the Trust Account as provided herein, the Trustee shall have a security interest in the assets in the Trust Account to the extent of the amount of such advance and the Trustee shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. The Trustee shall charge the Trust Account for all assets purchased at the direction of the Reinsurer. Any losses or gains incurred from any investment shall be borne exclusively by the Trust Account. The Trustee shall not be liable for any loss due to changes in market rates or penalties for early redemption.
     Section 10 Dividends, Interest, Etc. All dividends, interest and other income resulting from the investment of the assets in the Trust Account shall be the property of the Reinsurer. To the extent that the Trustee shall collect and receive such income from the Trust Account, it shall pay over to the Reinsurer the amount of such income promptly upon the written direction of the Reinsurer; provided however, that the Trustee shall have no obligation with respect to the collection of any unpaid income. Notwithstanding the foregoing, while there is pending any withdrawal request by the Company hereunder, such amount of income shall be held by Trustee as part of the Trust Account until the final resolution of such withdrawal request.
     Section 11 Reports, Voting Rights. The Trustee will forward to the Reinsurer or its designee all proxies and proxy materials and corporate action materials that the Trustee receives, if any, relating to the assets in the Trust Account. The Reinsurer or its designee shall have the full and unqualified right to vote any assets in the Trust Account. The Trustee is authorized to open all mail directed to the Reinsurer, its designee or the Company received by the Trustee.
     Section 12 Maturing Assets. The Trustee will surrender for payment all maturing assets and assets called for redemption in the Trust Account and deposit the principal amount of the proceeds of any such payment received by the Trustee into the Trust Account.
     Section 13 Reports by Trustee.
     (a) The Trustee shall furnish to the Reinsurer and the Company a report listing all assets in the Trust Account upon its inception and thereafter as of the end of each calendar month. Such report shall be given as soon as practicable, but in no event later than fifteen calendar days after the end of each calendar month; provided that, in no event shall the Trustee have any obligation or duty to determine the SAP book value of such assets.

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     (b) The Trustee shall furnish to the Reinsurer and the Company notice of any deposits to or withdrawals from the Trust Account by depositing the notice in U.S. regular mail within two Business Days of the occurrence of such event specifying the assets so deposited or withdrawn.
     Section 14 Representations, Warranties and Covenants of the Reinsurer. The Reinsurer represents and warrants to the Company, and covenants for the benefit of the Company, as follows:
     (a) The Reinsurer is (and, for the past five years, has been) a stock insurance company organized under the laws of Connecticut. For the past five years, the chief executive office of the Reinsurer, within the meaning of section 9-307 of the Connecticut Uniform Commercial Code (“UCC”), has been (and, immediately following the date hereof, will be) located in the [                    ]. The Reinsurer shall not change its jurisdiction of organization or its chief executive office (within the meaning of section 9-307 of the UCC), except upon 30 days’ prior written notice to the Company. In the event that the Reinsurer changes its jurisdiction of organization or the location of its chief executive office, it will only change to a jurisdiction of organization or change the location of its chief executive office to a jurisdiction in the United States. The Reinsurer’s true corporate name, as reflected in its organization documents of record in the State of Connecticut, is (and, for the past five years, has been) that set forth in the preamble hereto.
     (b) The Reinsurer owns and will own its interest in the Collateral free and clear of any security interest in, or lien or adverse claim on, the Collateral. From and after the date hereof, the Reinsurer will not authorize the filing of any other financing statement with respect to the Collateral, nor authorize the granting of “control” (as defined in the UCC) over any of the Collateral to any Person other than the Company. From and after the date hereof, the Reinsurer will not grant any further security interest in, or lien on, the Collateral.
     (c) The Reinsurer will do, execute or otherwise authenticate, acknowledge and deliver, or cause to be done, executed or otherwise authenticated, acknowledged and delivered, such instruments of transfer or other records, and take such other steps or actions, as the Company may reasonably deem necessary to create, perfect or preserve the security interest granted to the Company by Section 2 hereof or to ensure that such security interest remains prior to any and all other security interests, liens or other interests of any other Person; and the Reinsurer hereby authorizes the Company, in the Reinsurer’s name or otherwise, to take, or cause to be taken, any of the foregoing steps or actions upon any failure by the Reinsurer to comply with any written request of the Company in respect of any matter subject to this Section 14(c).
     Section 15 Provisions Relating to Trustee.
     (a) The Trustee shall have no responsibility whatsoever to determine that any assets in the Trust Account are or continue to be Permitted Assets.
     (b) The Trustee may maintain the assets in book-entry form with, and utilize the services of, any Federal Reserve Bank, The Depository Trust Company or similar such depositories as appropriate, and such assets may be held in the name of a nominee maintained by the Trustee or any such entity.

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     (c) The Trustee shall (i) be a bank or trust company that is a member of the Federal Reserve System of the United States of America and shall not be an Affiliate of the Reinsurer or the Company and (ii) have a location such that the Reinsurer is able to comply with applicable law concerning location of the Reinsurer’s securities.
     (d) The Trustee shall be entitled to receive as compensation for its services hereunder an annual fee, computed and payable quarterly in arrears, at such rate as may be agreed from time to time in writing among the Reinsurer and the Trustee. The Reinsurer shall be solely responsible for and shall pay the fee of the Trustee and all reasonable expenses of the Trustee. The Trust Account shall not be utilized for the payment of such fees and expenses. In no event shall the Trustee be entitled to withdraw assets from the Trust Account for the purposes of paying itself compensation.
     (e) The Trustee shall be responsible for the safekeeping and administration of the Trust Account in accordance with provisions of this Agreement. The Trustee will use reasonable care in performing its obligations under this Agreement. The Trustee shall be liable and responsible for direct damages to the extent they result from Trustee’s negligence, willful misconduct or bad faith in performing its duties under this Agreement; provided, however, that under no circumstances will Trustee be liable for any indirect, consequential or special damages (including, without limitation, lost profits). The Reinsurer hereby indemnifies and holds the Trustee and its directors, officers, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including reasonable out-of-pocket, incidental expenses and legal fees (“Indemnifiable Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions provided solely by the Reinsurer upon which the Trustee is authorized to rely pursuant to the terms of this Agreement or as a result of any action or failure to act of the Reinsurer, provided the Trustee has not acted with gross negligence, engaged in willful misconduct or acted in bad faith. The Company hereby indemnifies and holds the Indemnitees harmless from and against any and all Indemnifiable Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions provided solely by the Company upon which the Trustee is authorized to rely pursuant to the terms of this Agreement or as a result of any action or failure to act of the Company, provided the Trustee has not acted with gross negligence, engaged in willful misconduct or acted in bad faith. Also, each of the Company and the Reinsurer hereby indemnifies and holds the Indemnitees harmless from and against any and all Indemnifiable Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions provided jointly by the Company and the Reinsurer upon which the Trustee is authorized to rely pursuant to the terms of this Agreement or as a result of any joint action or joint failure to act of the Company and the Reinsurer, provided the Trustee has not acted with gross negligence, engaged in willful misconduct or acted in bad faith, and provided further that solely between the Company and the Reinsurer, and without limitation on the Trustee’s ability to seek such indemnification from either the Company or the Reinsurer, the liability of each of the Reinsurer and the Company pursuant to this sentence shall be limited to fifty percent (50%) of the aggregate liability with respect to any such indemnification claim. In addition, and not in limitation of the indemnities provided above in this Section 15(e), the Reinsurer hereby indemnifies and holds harmless the Indemnitees from any Indemnifiable Losses that may be imposed on, incurred by, or asserted against the Indemnitees in connection with or arising out of Trustee’s performance under this Agreement, provided the Indemnitees have not acted with negligence, engaged in willful misconduct or acted in bad faith. The Reinsurer and the Company hereby acknowledge that the foregoing indemnities and other provisions of this Section 15 and

8

elsewhere in this Agreement for the Trustee’s benefit shall survive the resignation or removal of the Trustee or the termination of this Agreement.
     (f) The Trustee is authorized to follow and rely upon all notices and instructions given by Persons named in incumbency certificates or letters of authorization furnished to the Trustee from time to time by the Reinsurer and the Company, respectively, and by any attorneys-in-fact acting under written authority furnished to the Trustee by the Reinsurer or the Company including, without limitation, notices and instructions given by letter, facsimile transmission or electronic media, if the Trustee believes in good faith to have been given by such Persons. The Trustee shall not incur any liability to any Person resulting from actions taken or not taken by the Trustee in reliance in good faith on such notices and instructions. The Trustee shall not incur any liability in executing or not taking action based on instructions (i) from any attorney-in-fact acting for or on behalf of the Company or the Reinsurer prior to receipt by it of notice of the revocations of the written authority of such attorney-in-fact or (ii) from any Person purporting to represent the Reinsurer or the Company named in an incumbency certificate or letter of authorization delivered hereunder prior to receipt by it of a more current certificate or letter.
     (g) The Trustee represents and warrants to the Company and the Reinsurer that it has not entered into, and covenants that it will not enter into, any agreement pursuant to which it agrees to comply with instructions originated by any Person with respect to the Trust Account, the Permitted Assets or any other assets from time to time credited to the Trust Account, except as provided in paragraph (f) of this Section 15.
     (h) The duties and obligations of the Trustee shall only be such as are specifically set forth in this Agreement, as it may from time to time be amended, and no implied duties or obligations shall be read into this Agreement against the Trustee, and the Trustee shall have no duties, obligations or responsibilities under the Purchase Agreement or the Reinsurance Agreement.
     (i) Whenever in the administration of the Trust Account created by this Agreement the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established as to the Trustee by a written notification signed by or on behalf of the Reinsurer or the Company and delivered to the Trustee, and said written notification shall be full warrant to the Trustee for any action taken, suffered or omitted by it on the faith thereof.
     (j) The Trustee shall keep full and complete records of the administration of the Trust Account. Upon the written request of the Reinsurer or the Company, the Reinsurer and/or the Company may examine such records upon reasonable notice to the Trustee at any time during Trustee’s regular business hours by any Person duly authorized in writing by the Reinsurer and/or the Company.
     (k) The Trustee hereby accepts the trust herein created and declared upon the terms herein expressed. The Trustee may resign, by written resignation, effective not less than ninety calendar days after receipt thereof by the Reinsurer and the Company. The Reinsurer and the Company may upon mutual agreement remove the Trustee at any time, without assigning any cause therefor, by the delivery to the Trustee of a written notice of removal, effective not less than ninety calendar days after receipt by the Trustee of the notice; provided, however, that no such resignation

9

or removal shall be effective until a successor trustee (i) has been appointed by the Reinsurer and the Company, and (ii) has accepted such appointment and all assets in the Trust Account have been duly transferred to such successor trustee. Upon such resignation or removal, the Reinsurer and the Company shall use reasonable efforts to ensure that a successor Trustee is appointed within a reasonable time of notification thereof. In case of the appointment of a successor trustee, all of the powers, rights and duties of the Trustee named herein shall survive and continue in the successor Trustee and every successor Trustee shall succeed to take and have all the estate, powers, rights and duties which belonged to or were held by its predecessor. In the case of the resignation or removal of a Trustee, the Reinsurer and the Company shall have the right to a final accounting with respect to the Trust Account.
     (l) In the event that any disagreement between the Reinsurer and the Company, or between any of them and any other Person, results in adverse claims or demands being made in connection with the Trust Account, the Trustee may refuse to comply with any claims or demands on it or refuse to take any other action hereunder, so long as such disagreement continues. In addition, the Trustee will refuse to take any action on withdrawal if so required by Section 5(c) hereof. The Trustee shall not be or become liable in any way or to any Person for its failure or refusal to act in accordance with this Section 15(l), and the Trustee shall be entitled to continue to refrain from acting until the Trustee shall have received: (i) a final order, no longer subject to appeal, rendered in accordance with Section 18 hereof directing the distribution of the Trust Account in such amounts and otherwise on such terms as are provided in such order, or (ii) a written agreement executed by the Reinsurer and the Company directing delivery of the assets in the Trust Account (and specifying the Person(s) to whom delivery shall be made and the date and amount of payment), in which event the Trustee shall disburse the Trust Account in accordance with such order or agreement.
     (m) Any corporation or association into which Trustee may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become successor Trustee hereunder and vested with all of the assets in the Trust Account and all of the trusts, powers, discretions, immunities, privileges, obligations and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of the parties hereof, provided that written notice identifying such successor Trustee is promptly provided to the Reinsurer and the Company.
     (n) Except with respect to obligations relating to assets withdrawn by the Company pursuant to Section 5(b) hereof arising after the withdrawal, the Reinsurer agrees to assume any and all obligations imposed by any applicable law with respect to taxes on the payments from, or earnings or other income attributable to, the Trust Account, and to indemnify and hold the Trustee and the Company harmless from and against any such taxes, including any liability on account of any tax withholding obligation or any failure to withhold, and any additions from late payment, interests, penalties and other expenses that may be assessed against the Trustee or the Company with respect thereto. For purposes of any applicable tax withholding or reporting obligations, all earnings or other income attributable to the Trust Account shall be considered the currently reportable income of the Reinsurer. The Reinsurer shall be responsible for filing with the Trustee any form or other claim or evidence of exemption from tax withholding requirements, including two duly completed and executed Internal Revenue Service Forms W-9 and any updates or successor form thereto.

10

     Section 16 Term. This Agreement shall be effective until one of the following events occurs:
     (a) The Reinsurer and the Company mutually agree to terminate the Agreement and provide written notice thereof to the Trustee.
     (b) The Reinsurer is assigned and maintains the financial strength rating of Standard & Poor’s Corporation or Moody’s Investors Service referred to in Article VI, Section 3, subparagraphs (a)(y)(i) or (a)(y)(ii) of the Reinsurance Agreement, respectively, and has statutory surplus in excess of the RBC Trigger, and written notice thereof is provided to the Trustee jointly by the Company and the Reinsurer.
     (c) The Reinsurance Agreement is terminated for any reason whatsoever, and written notice thereof is provided to the Trustee jointly by the Company and the Reinsurer.
     (d) All assets in the Trust Account are withdrawn in accordance with Section 5.
     Section 17 Termination. Upon the termination of this Agreement, the Trustee shall, with the Company’s written consent, transfer, pay over and deliver to the Reinsurer all of the assets of the Trust Account that may then be remaining in the Trust Account, in exchange for a written receipt from the Reinsurer, at which time all responsibility and liability of the Trustee with respect to such assets shall cease.
     Section 18 Dispute Resolution. The Reinsurer and the Company acknowledge and agree that all disputes between them arising under this Agreement shall be determined in accordance with Article XIII of the Reinsurance Agreement.
     Section 19 Miscellaneous.
     (a) Cooperation. Each party hereto shall cooperate with the other parties and, individually or collectively, shall promptly take such further action and promptly execute such further documents, certificates, instruments, statements, filings, conveyances, and agreements, as may be reasonably necessary to effectuate the purposes of this Agreement.
     (b) Entire Agreement; No Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement (including the agreements, documents and instruments referred to herein) constitutes the entire agreement between and among the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
     (c) Amendments. To the extent permitted by applicable law, this Agreement may be amended by a subsequent writing signed by all the parties hereto.
     (d) Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a

11

further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
     (e) Assignment. No party hereto shall assign this Agreement or any rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect.
     (f) Notices. Any notice, request or other communication (other than communications relating solely to the assets in the Trust Account as distinguished from the exercise of rights hereunder) to be given by any party hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, postage prepaid or by overnight courier with written confirmation of delivery or by facsimile transmission with telephonic confirmation of error-free transmission. Any such notice shall be deemed given when so delivered personally or if sent by facsimile transmission (and immediately after transmission confirmed by telephone), if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:

If to the Company:	Continental Assurance Company CNA Plaza Chicago, Illinois 60685-0001 Attention: Secretary Tel: (312) 822-1384 Fax: (312) 822-1297

With copies to:	Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: James A. FitzPatrick, Jr. Jeff S. Liebmann
Tel: (212) 259-8000
Fax: (212) 259-6333

And to:	Continental Casualty Company CNA Plaza, Corporate Treasury Chicago, Illinois 60685-0001 Attention: Treasurer Tel: (312) 822-4637 Fax: (312) 822-4175

12

If to the Reinsurer:	Swiss Re Life & Health America Inc.
175 King Street
Armonk, New York 10504
Attention: General Counsel
Tel: (914) 828-8925
Fax: (914) 828-7925

With a copy to:	David A. Massey
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, NW
Washington, DC 20004-2415
Tel: (202) 383-0100
Fax: (202) 637-3593

If to the Trustee:	J.P. Morgan Trust Company, N.A.
c/o J. P. Morgan Chase Bank
Three MetroTech 5th Floor
Brooklyn, New York 11245
Attention: William Cataldi
Tel: 718-242-5283
Fax: 718-254-5000
     Any party may by notice given in accordance with this Section 19(f) to the other party hereto designate another address or Person for receipt of notices hereunder.
     (g) Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties, and notwithstanding any other agreement among the parties, or any of them, with respect to the Trust Account, the parties expressly agree that this Agreement and the obligations of the parties with respect to the Trust Account shall in all respects be governed by, and construed in accordance with, the laws of the State of Illinois, without regard for any conflicts of laws principles.
     (h) Notice to Trustee. Except when otherwise expressly provided in this Agreement, any written notification to be delivered or furnished by the Reinsurer or the Company shall be sufficiently executed if executed in the name of such party by a duly authorized officer or agent of such party as may be designated in a resolution or letter of advice by the Reinsurer or the Company, respectively. Written notice of such designation by each of the Reinsurer and the Company shall be filed with the Trustee. The Trustee shall be protected in acting upon any written notification made by such officer or agent of the Reinsurer or the Company with respect to the authority conferred on such officer or agent.
     (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     (j) Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. All references herein to articles and sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

13

     (k) Interpretations.
     (i) For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. All dollar references in this Agreement are to the currency of the United States.
     (ii) No uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.
     (l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

14

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf on the day and year first above written.

CONTINENTAL ASSURANCE COMPANY
By:
Name:
Title:

By:
Name:
Title:

SWISS RE LIFE & HEALTH AMERICA INC.
By:
Name:
Title:

J.P. MORGAN TRUST COMPANY, N.A.
By:
Name:
Title:

15

Exhibit A
CAC Life and Annuity Indemnity Reinsurance Agreement

16

EXHIBIT B
RBC Trigger Adjustment Examples
1.
Assuming under current risk based capital requirements, the Company Action Level Risk Based Capital of the Reinsurer is $1 billion, the RBC Trigger under Section 3, Article VI of this Agreement would be $1.5 billion. In the event that the methodology established by the National Association of Insurance Commissioners (the “NAIC”) for measuring risk based capital were to be modified so that without any change in the financial position of the Reinsurer the designated Company Action Level Risk Based Capital for the Reinsurer is $1.2 billion, a 20% increase, the RBC Trigger would likewise increase by 20% to $1.8 billion (effectively, 150% of the new Company Action Level Risk Based Capital).

2.
Under current NAIC requirements, a Company Action Level RBC Plan would be required if the Reinsurer’s total adjusted capital were to fall to a level which is less than 100% of a benchmark known as company action level risk based capital (the “Current Benchmark”). If the NAIC were to modify its requirements so that a Company Action Level RBC Plan was to be required if the Reinsurer’s total adjusted capital were to fall below a level equal to 120% of the Current Benchmark, a 20% adjustment, then the RBC Trigger under Section 3 of Article VI of this Agreement would likewise be increased by 20% to 180% of the Current Benchmark (effectively, 150% of the new Company Action Level Risk Based Capital).

3.
The current regulations promulgated by the NAIC require the filing of a Company Action Level RBC Plan. The current regulations establish the topics and projections to be addressed in such plan, as well as the regulatory actions that may be taken in connection with such plan. If the NAIC modifies or replaces the regulations, and establishes new criteria and measurement methodologies for the assessment of insurer solvency risks, then the parties would agree to work in good faith to set the RBC Trigger at a level equal to 150% of the standard for filing plans and reviewing financial progress substantially similar to the current Company Action Level RBC Plan.

B-1

EXHIBIT C
TAX ELECTION
A.
The parties will make a joint election, in accordance with Treas. Reg. 1.848-2(g)(8) (the “Regulation”), issued December 31, 1992, under Section 848 of the Internal Revenue Code of 1986 (the “Code”), and:

(1)
the party with the net positive consideration under this Agreement will capitalize specified policy acquisition expenses with respect to this Agreement for such taxable year without regard to the general deductions limitations of Section 848(c)(1) of the Code;

(2)	the election will take effect as of the Effective Time and will remain in effect for all subsequent years that this Agreement remains in effect; and

(3)
each party shall attach a schedule to its federal income tax return for its first taxable year ending after the election becomes effective that identifies the agreement (including this Agreement) for which joint elections have been made under the Regulation.

B.	Pursuant to this joint election:
(1)	each party will exchange information pertaining to the amount of net consideration under this Agreement to assure consistency or as may otherwise be required by the Internal Revenue Service;

(2)
the Reinsurer will submit its calculation of the “net consideration”, as defined under Treas. Reg. 1.848-2(f), to the Company not later than May 1 for each and every tax year for which this Agreement is in effect;

(3)	the Company may challenge such calculation within ten (10) working days of receipt of the Reinsurer’s calculation; and

(4)
the parties will act in good faith to reach agreement as to the correct amount of net consideration whenever there is disagreement as to the amount of net consideration, as determined under Treas. Reg. 1.848-2(f).

C.	The Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Code.

C-1

Agreed and Accepted:

CONTINENTAL ASSURANCE COMPANY

By:	/s/ Lawrence J. Boysen
	Name:	Lawrence J. Boysen
	Title:	Senior Vice President & Corporate Controller

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ W. Weldon Wilson
	Name:	W. Weldon Wilson
	Title:	Chief Executive Officer

C-2

SCHEDULE A
Alan C. Smith — Agency Deferred Compensation Agreement
David S. Jeranian — Agency Deferred Compensation Agreement
Edward Schwarzer — Agency Deferred Compensation Agreement
Earnest T. Uyetake — Agency Deferred Compensation Agreement
Frank J. Crisona — Agency Deferred Compensation Agreement
Fred Sprague — Agency Deferred Compensation Agreement
George S. Ichikawa — Agency Deferred Compensation Agreement
Judd S. Sloane — Agency Deferred Compensation Agreement
L. Terry Lazarus — Agency Deferred Compensation Agreement
Morton Kleiner — Agency Deferred Compensation Agreement
Nancy M. Watt — Agency Deferred Compensation Agreement
Peter B. Diefendorf — Agency Deferred Compensation Agreement
Richard C. Wolff — Agency Deferred Compensation Agreement
Richard M. Rully — Agency Deferred Compensation Agreement
Robert E. Segal — Agency Deferred Compensation Agreement
Robert F. Denny — Agency Deferred Compensation Agreement
Robert K. Inouye — Agency Deferred Compensation Agreement
Stephen C. Harmelin — Agency Deferred Compensation Agreement
Terrence F. Sloane — Agency Deferred Compensation Agreement
Wendell H. Hughes — Agency Deferred Compensation Agreement
William P. Georgenton — Agency Deferred Compensation Agreement
IMO, LSR and MGA bonus program summaries are attached as part of Schedule A.

SCHEDULE A
TO: CNA Managing General Agents (MGA’s)
From: Life Marketing
In response to feedback from our Managing General Agents we have completely revamped the 2004 CNA MGA Bonus Plan having eliminated the bonus pool and returning to a simplified traditional pay-out structure that is much more measurable and predictable. The new structure provides for attractive bonuses of 28% - 43% retroactive to dollar one.
After you have reviewed and compared the 2004 CNA MGA Bonus Plan I am confident that you will be pleased with its structure and earning potential for which it provides.
Should you have any questions, please feel free to contact John Swinger 630-719-5961 or myself.
Sincerely,
Ken Keating
VP Life Brokerage

SCHEDULE A

Date:	December 18, 2003
To:	All IMOs
Subject:	IMO Bonus Schedule Unchanged in 2004
CNA is maintaining its strong IMO Bonus schedule in 2004, without any modification.
The schedule is as follows:

Annualized Premium	Bonus Percentage

$2,000,000	10.0%
3,000,000	12.5%
5,000,000	15.0%

7,500,000	17.5%
10,000,000	20.0%
12,500,000	22.5%

15,000,000	25.0%
17,500,000	27.5%
20,000,000	30.0%
Your total annualized premium at year-end will determine your final bonus level, but CNA pays bonuses on an as-earned basis throughout the year. All bonus percentages are retroactive to first dollar.
We appreciate the great business you’ve done with CNA in 2003 and look forward to another strong year in 2004. If you have any questions about the IMO bonus, please contact Julie Hince, 864-363-5402, Amy Whitehead, 720-201-1867, or me.

SCHEDULE A
* PLEASE REVIEW AND SIGN *
I. INTRODUCTION
This document describes the compensation plan for the Life Sales Representative (LSR) of the CNA Life Sales Office (LSO) effective January 1, 2004. This Compensation Plan is not a contract and may be changed by CNA at any time without notice. The parameters used to calculate incentive compensation and the requirements for earning each component reflect the emphasis and importance CNA places on underlying new sales and current directives. These parameters and requirements are subject to change as business conditions and CNA’s emphasis change. CNA Life management will define any aspects of this plan that are or become subject to interpretation.
This document gives an overview of the plan with a brief explanation of the organization of the Life Sales Office. Included in this overview is an explanation of the general expectations of the Life Sales Representative.
This document explains the LSR plan, detailing each plan component. These components include all of the elements of the direct compensation package including personal production. This document also describes the administrative provisions of the plan including performance expectations, restrictions and Fringe Benefit salary calculation.
IMPORTANT NOTE:
CNA reserves the right to change or make exceptions to this document and its personnel policies, procedures and benefits, including those for retirees, at any time without notice. Neither this document nor company procedures nor communications are intended to be interpreted as a promise or guarantee of future or continued employment or as stating provisions and terms of employment. CNA and CNA employees recognize their mutual right to end their employment relationship at any time and acknowledge that such relationship is one of employment at will. While some of CNA’s contractual employee benefit plans are discussed in this document, it is important to remember that all rights and benefits under them are governed by legal documents, which are available in Employee Benefits-Home Office. Except with respect to employment at will, the policies and benefits described in this document may vary from state to state to conform to state law. No representative of CNA has authority to make any agreement contrary to the provisions of this note.
II. CNA LIFE SALES OFFICES — OVERVIEW
The primary purpose of the Life Sales Office is to grow, promote and develop a predictable and dependable flow of profitable premium revenue for Life Operations. Life Sales Office personnel will accomplish this through agent recruitment, appointment, and sales development. LSOs are staffed by a Manager (Regional Vice President), Sales & Marketing Coordinators, Estate & Business Planners and Life Sales Representatives.

LSRs are charged with developing new business by cultivating relationships with CNA Property/Liability agencies, independent agencies, life agents, and financial planners to generate sources of new premium. These agents are contracted with CNA as Producers or General Agents and are paid commissions. Each LSR also is contracted with CNA as a Producer and may generate personal sales as determined appropriate by the LSO Manager based on corporate direction. LSR personal production earns overrides as well as commissions.
III.     LSR PLAN
          A. OBJECTIVES
This plan consists of incentives that are designed to motivate and compensate Life Sales Representatives for the following activities:
•	Generating new business from agents in the CNA Property/Liability agencies and other sources

•	Encouraging renewal business

•	Building and developing relationships with administrative staff, branch staff, and agencies
          B. LSR PLAN COMPONENTS
This compensation plan is comprised of the following components:
•	LSR Production Override

•	LSR Production Bonus — Paid First Year Premium
IV.     LSR Production Overrides
LSR Production Overrides are intended to promote new sales of CNA’s products from a variety of sources. First year overrides are directly related to the amount of new business developed and are calculated as a percentage of first year paid premium. Renewal overrides are directly related to the amount of continuing business and are calculated as a percentage of renewal paid premium. First year override percentages are determined by the product sold and distribution structure. Please note that some business written under an Associate MGA schedule may not pay an override.
V.     LSR Production Bonus
The calculation of the LSR Production Bonus is predicated on two categories of premiums. Premiums for a production year from Eligible products (Eligible Premiums) are used to determine the thresholds in the chart below. The percentage associated with each threshold is then applied to premiums for the same production year from Bonusable products (Bonusable Premiums) to calculate the bonus. Life business written under GA+10, MaxPro +10, and GA+15 schedules is excluded from Eligible and Bonusable products. An incentive equal to a percentage of Bonusable first year paid premiums will be paid based on the following chart:
LSO Total Production Run-Rate

LSR’s FY Paid Premium*		$0-$24.9	$25-$29.9	$30-$34.9	$35+
$0	- $200,000	0%	0%	0%	0%
$200,000	- $249,000	1%	2%	3%	4%
$250,000	- $299,999	2%	3%	4%	5%
$300,000	- $349,999	3%	4%	5%	6%
$350,000	- $399,999	5%	6%	7%	8%
$400,000	- $449,999	6%	7%	8%	10%
$450,000	- $499,999	7%	8%	10%	11%
$500,000	- $549,999	8%	9%	11%	12%
$550,000	- $599,999	9%	10%	12%	13%
$600,000	- $999,999	10%	11%	13%	14%
$1,000,000	+	11%	12%	14%	15%

*Subject to exclusions
VI.	PERSONAL PRODUCTION
A. Commission Payments
Producer commissions for personal production is paid through CNA’s commission system and is administered apart from all other compensation provisions described herein.
Although the LSR’s primary function is development of brokerage business, CNA does provide for the payment of commissions on a Producer commission schedule to the LSR for personally produced business. Personal production is a privilege granted by CNA and will only be permitted when it does not interfere with the LSR’s responsibilities as specified in the business plans and this document.
B. Bonus Payments
Any debit balance an LSR may owe will be first deducted from any bonus amounts payable to the LSR.
By accepting advanced bonus payments, the LSR agrees to pay back such bonus payments to the extent to which they do not meet the production goal(s) that such bonus was paid upon and advanced. Regardless of year to date production, an LSR’s cessation of employment with CNA for any reason whatsoever prior to the last day of a calendar year, makes the LSR ineligible for any bonus. If the LSR terminates before the end of a calendar year, all bonus amounts advanced in excess of earned per the bonus schedule are to be re-paid to CNA immediately.

VII.	ADMINISTRATION
A.	CALCULATION AND PAYMENT PROCEDURES
          LSR Production Overrides are calculated and paid on a biweekly basis. These biweekly calculations reflect the production results for the production/processing period used by CNA’s corporate systems.
          The LSR Production Bonus advance is calculated quarterly. LSRs who achieve YTD pro rata production of $300,000 of Eligible first year paid life premium will be paid an advance, subject to the discretion of management. The advance will be 1% of Bonusable first year paid life premium. YTD pro rata requirements for the first three-quarters are $75,000/$150,000/$225,000 of Eligible first year paid life premium. Once an LSR has reached a total actual production level of $300,000, the bonus percentage shall increase to 3%.
          Production Bonus advances will be subject to recapture:
•	For failure to meet the production level upon which they were based, or

•	Upon termination prior to year-end, or

•	For unrecovered chargebacks (overpayments)
If questions arise, the Vice President of LSO Distribution along with Regional Vice President will make a determination whether to continue the advance and at what percentage rate.
Production Overrides are paid after the close of each biweekly production period through the CNA payroll system.
B.	FIRST YEAR SUBSIDY
New LSRs may be eligible for subsidy during their first year. The subsidy payments will be based on a subsidy schedule selected by the LSO Manager when the LSR is hired. First year LSR’s earn the same overrides as other LSRs.
First year LSRs receiving a subsidy are not eligible for the LSR Production Bonus. First year LSRs may opt out of remaining subsidy payments to become eligible for the Production Bonus on a prospective basis.
The LSR and LSOM must sign the Life Sales Representative Subsidy Agreement prior to any subsidy payments being made. Such agreement details the terms of the subsidy. No subsidy is to be paid without such agreement being fully executed.

C.	JOB GRADE AND FUNCTIONAL JOB CODE
The entry-level LSR position is a job grade 220. The Functional Job Code is IX51005. The Sr. LSR position is a job grade 240. The Functional Job Code is IX51006.
D.	PERFORMANCE EXPECTATIONS
          Performance expectations relating to production objectives, as specified in a business plan and other management objectives are established annually for each LSR. Performance expectations include but are not limited to a minimum production standard. This minimum production level will be monitored on a monthly basis.
Each LSR shall annually create a business plan for the upcoming calendar year. The business plan is to outline the LSR’s goals to contribute to the overall success of the business plan and goals of the Life Sales Office, the success of the LSO Distribution channel, and CNA Life Operations. The business plan shall be submitted to the LSOM by February 1 of each year for approval. The LSOM shall provide a copy of the approved LSR business plan to the Vice President of LSO Distribution by March 1. The Vice President of LSO Distribution has the sole authority to accept or reject for re-draft any LSR business plan. LSR’s are not eligible for bonus without having timely submitted a business plan to their LSOM and having an approved business plan on file with the Vice President of LSO Distribution no later than May 1.
If the LSR’s performance is determined to be unsatisfactory, in lieu of other action, the LSOM may establish a probationary corrective action plan which specifies terms of probation, reasons for probation, corrective actions and alternative actions. The LSR may be terminated at the end of the probationary period if terms of the corrective action plan are not met.
Regardless of any provisions in this document, there may be situations where, at CNA’s discretion, neither the Performance Improvement Program nor the probationary procedures would be appropriate and, thus, need not be utilized before immediately terminating an employee. Such situations may be determined by management, without notice, on an individual basis.
E.	FRINGE BENEFITS
Each LSR will be eligible to participate in the company’s pension, savings, health, group life and disability benefit programs described in Benefits at CNA.
Benefits related to salary are determined by using the average total compensation paid in the immediate prior two calendar years.
New employees with less than two years earning history will usually have their coverage and costs determined by the level of any initial guarantee and/or first year subsidy schedule.

Benefit levels and any associated payroll deductions for the following contributory and non-contributory benefits are based on the annual benefit salary:
-     Contributory Life
-     Non-Contributory Life
-     Short-Term Disability Benefits
-     Long Term Disability Premiums
-     Long Term Disability Benefits
Actual Earnings are used to determine contributions to the CNA Savings Plan and the CNA Retirement Plan.
Benefits requiring flat rate premiums are determined by the amount of coverage elected.
This benefit salary is effective each March 1st and the benefits and costs remain constant for one full year.
F.	TERMINATION OF EMPLOYMENT
In the event of termination, the LSR is entitled to receive production overrides and payment of incentives for the production period during which the termination occurred plus production overrides and payment of incentives for the next production period. In the event of termination due to retirement or death, production overrides and incentive payments will be paid as above and for an additional two production periods.
Note:	This is not applicable to vested commissions for an LSR’s personal production, provided all terms of the agent contract are met.
Any debit balance the LSR has at time of termination is payable immediately to CNA. Such debit balance will be deducted until paid in full from any future payments of any kind due to the LSR. The LSR acknowledges that debit balances are subject to collection if not paid when requested/upon termination of employment. If an LSR terminates from CNA and seeks re-appointment as a representative of CNA, such re-appointment is contingent upon the outstanding debit having been paid in full.
Any customer information in which the LSR has come into contact with as an LSR will remain strictly confidential and may not be removed from CNA nor utilized by parties for the benefit of anyone other than CNA. CNA will not re-contract agents or agencies that were previously in an LSR’s hierarchy for six months following the LSR’s termination.
G.	RESTRICTION ON OTHER PAYMENTS
The total compensation package for Life Sales Representatives is as described in this document.

CNA recognizes the need to provide assistance to agents for sales involving non-CNA products. However, CNA requires the first right of refusal on all LSR production. CNA Life should be considered as the primary market in all situations where CNA maintains a competitive position.
Market access is limited to Financial Brokerage, Inc., unless authorized by the Vice President of LSO Distribution in advance and in writing. On any case placed through Financial Brokerage, Inc., any and all compensation from such outplaced case is the responsibility of the carrier providing the insurance that was successfully obtained. Compensation for such outplaced case will be handled in whatever manner the providing carrier uses, will not be included in the CNA payroll system (as such earnings are not derived from employment with CNA nor subject to CNA fringe benefits or tax treatment). It is probable that such compensation will be paid by the providing carrier and result in a 1099 to the LSR from that carrier for any portions of compensation due the LSR.
Failure to comply with these provisions may result in immediate termination of the LSR, at CNA’s discretion.
VIII.	ACKNOWLEDGEMENT

Life Sales Representative

Print Name:

Signature:

Date:

Regional Vice President, Life Sales Office

Print Name:

Signature:

Date:

December 2, 2003
2004 CNA MGA BONUS PLAN
The 2004 CNA Bonus Plan for MGAs is simple, predictable and very competitive. It’s a straightforward bonus structure based on paid life premium.

Eligible First-Year Paid Premium			Bonus Percentage

$0	to	$249,999	0.0%

250,000	to	499,999	28.0%

500,000	to	749,999	30.0%

750,000	to	999,999	32.0%

1,000,000	to	1,499,999	34.0%

1,500,000	to	1,999,999	34.5%

2,000,000	to	2,499,999	35.0%

2,500,000	to	2,999,999	35.5%

3,000,000	to	3,499,999	36.0%

3,500,000	to	3,999,999	36.5%

4,000,000	to	4,499,999	37.0%

4,500,000	to	4,999,999	37.5%

5,000,000	to	7,499,999	38.0%

7,500,000	to	9,999,999	39.0%

10,000,000	to	12,499,999	40.0%

12,500,000	to	14,999,999	41.0%

15,000,000	to	19,999,999	42.0%

20,000,000		+	43.0%

Prorated bonuses for new MGAs
For MGAs who are new to CNA, we will prorate the initial qualifying level based on contract date. We will pay a 28% bonus to any MGA contracted during the second quarter of 2004 who produces at 75% of the bonus threshold level or $187,500. MGAs contracted in the third and fourth quarters who produce 50% or $125,000 will also earn a 28% bonus. Percentages higher than 28% will only be paid when actual production reaches $500,000 or more.
Simplified program
Our previous bonus plan was comprised of multiple bonuses. This one is much simpler, and it puts the focus on attracting and rewarding new production. The bonuses we’re discontinuing as of 12/31/03 include: the MGA Quarterly App Count (Apptivity) Bonus, the MGA Renewal App Count (Apptivity) Bonus, and the Partnership Plus Program.
Because we now have one big bonus program, instead of several smaller ones, we’re able to make the bonus payouts very attractive.
Placement rates
Policy placement rates will not be an official measurement for the bonus program; however, we will closely monitor placement rates because they have a major impact on profitability. If an MGA has poor placement rates, we will take necessary action, ranging from adjusting the bonus pay-out to termination of the MGA contract.
Monthly advances for consistent, high production
For MGAs with a strong production track record, we will advance bonus payments monthly. The advance rate will be in line with your general level of production. The rate may be adjusted up or down through the year if changes warrant it.
Caveats
CNA reserves the right to amend or eliminate this program at any time. Final interpretation of the terms of this bonus program is the prerogative of CNA sales management.

SCHEDULE B
THIRD PARTY REINSURANCE AGREEMENTS
CAC Ceded Reinsurance Agreements:

Index No.	Name
2.	Automatic Non-Bulk Y.R.T. Non-Refund Agreement between CAC and Allianz Life Insurance Company of North America effective May 01, 1987 [Terminated for new business]
3.	Automatic Non-Bulk Coinsurance Non-Refund Agreement between CAC and Allianz Life Insurance Company of North America effective June 01, 1987 [Terminated for new business]
11.	CAC Reinsurance Agreement between CAC and American National Insurance Company effective November 01, 1963
14.	Automatic Coinsurance Agreement between CAC and Phoenix Home Life Mutual Insurance Company effective July 20, 1998 [Terminated for new business] [This contract was novated to ERC Life Reinsurance Corporation effective January 01, 2000. Scottish Re Group Limited acquired 95% of the outstanding capital stock of ERC Life Reinsurance Corporation on December 22, 2003.]
17.	CAC Reinsurance Agreement between CAC and American United Life Insurance Company of Indianapolis, IN effective June 01, 1970 [This business was 100% reinsured to Employers Reassurance Corporation]
18.	Automatic Reinsurance Agreement between CAC and American United Life Insurance Company of Indianapolis, IN effective June 01, 1978 [Terminated for new business] [This business was 100% reinsured to Employers Reassurance Corporation]
21.	Yearly Renewable Term Agreement between CAC and American United Life Insurance Company of Indianapolis, IN effective August 21, 1995 [This business was 100% reinsured to Employers Reassurance Corporation]
26.	Automatic Reinsurance Agreement between CAC and American United Life Insurance Company of Indianapolis, IN effective July 20, 1998 [This business was 100% reinsured to Employers Reassurance Corporation]
30.	Reinsurance Agreement between CAC and Business Men’s Assurance Company of America effective November 01, 1954 [Generali USA Life Reassurance Company now administers this business]
31.	Reinsurance Agreement between CAC and Business Men’s Assurance Company of America effective August 28, 1980 [Generali USA Life Reassurance Company now administers this business]
33.	Reinsurance Agreement between CAC and Business Men’s Assurance Company of America effective August 21, 1995 [Generali USA Life Reassurance Company now administers this business]
34.	Reinsurance Agreement between CAC and Cologne Life Insurance Company effective April 01, 1968 [Terminated for new business]
35.	Automatic Reinsurance Agreement between CAC and Cologne Life Insurance Company effective October 01, 1987 [Terminated for new business]
36.	Reinsurance Agreement between CAC and Cologne Life Insurance Company effective January 01, 1988
37.	Reinsurance Agreement between CAC and Crown Life Insurance Company effective July 01, 1977 [This contract was novated to The Canada Life Assurance Company effective January 01, 1999]

Index No.	Name
38.	Automatic Pool Reinsurance Agreement between CAC and Crown Life Insurance Company effective April 01, 1982 [This contract was novated to The Canada Life Assurance Company effective January 01, 1999]
39.	Automatic Reinsurance Agreement between CAC and Crown Life Insurance Company effective January 01, 1983 [This contract was novated to The Canada Life Assurance Company effective January 01, 1999]
40.	Automatic Coinsurance Reinsurance Agreement between CAC and Crown Life Insurance Company effective September 01, 1983 [This contract was novated to The Canada Life Assurance Company effective January 01, 1999]
41.	Automatic YRT Reinsurance Agreement between CAC and Crown Life Insurance Company effective September 01, 1987 [Terminated for new business] [This contract was novated to The Canada Life Assurance Company effective January 01, 1999]
43.	Automatic Coinsurance Reinsurance Agreement between CAC and Crown Life Insurance Company effective October 01, 1987 [Terminated for new business] [This contract was novated to The Canada Life Assurance Company effective January 01, 1999]
45.	Automatic Pool Reinsurance Agreement between CAC and Crown Life Insurance Company effective January 01, 1989 [This contract was novated to The Canada Life Assurance Company effective January 01, 1999]
46.	Automatic Coinsurance Reinsurance Agreement between CAC and Employers Reassurance Corporation effective October 05, 1995
55.	Automatic Reinsurance Agreement between CAC and Employers Reassurance Corporation effective July 20, 1998
59.	Automatic/Facultative Agreement between CAC and Equitable Life Assurance Society of the United States effective January 01, 1977
60.	Automatic Pool Reinsurance Agreement between CAC and Equitable Life Assurance Society of the United States effective April 01, 1982
61.	Facultative Reinsurance Agreement between CAC and Equitable Life Assurance Society of the United States effective January 01, 1984
63.	Facultative Reinsurance Agreement between CAC and Frankona America Life Reassurance Company effective January 01, 1979 [The name of Frankona America Life Reassurance Company changed to ERC Life Reinsurance Corporation effective February 02, 1996. Scottish Re Group Limited acquired 95% of the outstanding capital stock of ERC Life Reinsurance Corporation on December 22, 2003.]
67.	Automatic YRT Self-Administered Reinsurance Agreement between CAC and Frankona America Life Reassurance Company effective August 21, 1995 [The name of Frankona America Life Reassurance Company changed to ERC Life Reinsurance Corporation effective February 02, 1996. Scottish Re Group Limited acquired 95% of the outstanding capital stock of ERC Life Reinsurance Corporation on December 22, 2003.]
70.	Automatic Coinsurance Agreement between CAC and General American Life Insurance Company effective September 01, 1987 [This contract was novated to Saint Louis Reinsurance Company effective January 01, 1994. The name of Saint Louis Reinsurance Company was later changed to RGA Reinsurance Company.]
71.	Automatic Reinsurance Agreement between CAC and General American Life Insurance Company effective September 01, 1987 [This contract was novated to Saint Louis Reinsurance Company effective January 01, 1994. The name of Saint Louis Reinsurance Company was later changed to RGA Reinsurance Company.]
73.	Automatic Agreement between CAC and General American Life Insurance Company effective July 05, 1991 [This contract was novated to Saint Louis Reinsurance Company effective January 01, 1994. The name of Saint Louis Reinsurance Company was later changed to RGA Reinsurance Company.]
75.	Automatic Reinsurance Agreement between CAC and Gerling Global Life Insurance Company (U.S. Branch) effective May 01, 1998 [Gerling Global Life Insurance Company (U.S. Branch) changed its name to Revios Reinsurance Canada Ltd. (U.S. Branch) effective October 13, 2003]

Index No.	Name
76.	Automatic Reinsurance Agreement between CAC and Gerling Global Life Reinsurance Company effective July 20, 1998 [Gerling Global Life Reinsurance Company changed its name to Revios Reinsurance U.S. Inc. effective October 13, 2003]
78.	Facultative Reinsurance Agreement between CAC and Hamburg International Reinsurance Company effective November 01, 1981 [This contract was novated to HIR Life of America Reassurance Company effective January 01, 1989]
79.	Reinsurance Agreement between CAC and HIR Life of America Reassurance Company effective June 01, 1989
80.	Automatic Coinsurance Agreement between CAC and Hudson Life Reassurance Corporation effective January 01, 1982 [This contract was novated to Cologne Life Reinsurance Company effective January 01, 1997]
81.	Automatic Coinsurance Agreement between CAC and Hudson Life Reassurance Corporation effective January 01, 1982 [This contract was novated to Cologne Life Reinsurance Company effective January 01, 1997]
82.	Automatic Reinsurance Agreement between CAC and Hudson Life Reassurance Corporation effective September 01, 1983 [This contract was novated to Cologne Life Reinsurance Company effective January 01, 1997]
83.	Automatic Monthly Renewable Term Reinsurance Agreement Number 2053 between CAC and Hartford International Life Reassurance Company effective November 01, 1984 [This contract was novated to Cologne Life Reinsurance Company effective January 01, 1997]
88.	Reinsurance Agreement #6167-1 between CAC and Life Reassurance Corporation of America effective August 21, 1995 [Life Reassurance Corporation of America changed its name to Swiss Re Life & Health America Inc.]
89.	Reinsurance Agreement #6186-1 between CAC and Life Reassurance Corporation of America effective October 06, 1995 [Life Reassurance Corporation of America changed its name to Swiss Re Life & Health America Inc.]
97.	Automatic Reinsurance Agreement between CAC and Life Reassurance Corporation of America effective May 01, 1998 [Life Reassurance Corporation of America changed its name to Swiss Re Life & Health America Inc.]
99.	Automatic Reinsurance Agreement between CAC and Life Reassurance Corporation of America effective July 20, 1998 [Life Reassurance Corporation of America changed its name to Swiss Re Life & Health America Inc.]
104.	Facultative Reinsurance Agreement between CAC and Life Reassurance Corporation of America effective November 15, 1967 [Life Reassurance Corporation of America changed its name to Swiss Re Life & Health America Inc.]
105.	Automatic Reinsurance Agreement between CAC and Manufacturers Life Insurance Company effective April 01, 1981 [Terminated for new business]
106.	Automatic Coinsurance Reinsurance Agreement between CAC and Manufacturers Life Insurance Company effective August 15, 1981 [Terminated for new business]
107.	Automatic Pool Reinsurance Agreement between CAC and Manufacturers Life Insurance Company effective April 01, 1982 [Terminated for new business]
107-A.	Automatic Pool Reinsurance Agreement between CAC and Manufacturers Life Insurance Company effective January 01, 1989
108.	Facultative Reinsurance Agreement between CAC and Manufacturers Life Insurance Company effective August 01, 1982 [Terminated for new business]
109.	Facultative Yrt Reinsurance Agreement between CAC and Manufacturers Life Insurance Company effective November 01, 1984

Index No.	Name
110.	Reinsurance Agreement between CAC and Manufacturers Life Insurance Company effective February 01, 1985
111.	Facultative Excess Reinsurance Agreement between CAC and Manufacturers Life Insurance Company effective July 01, 1988
113.	Reinsurance Agreement between CAC and Manufacturers Life Insurance Company effective October 01, 1990
115.	Automatic Reinsurance Agreement between CAC and Manulife Reinsurance Corporation (USA) effective May 01, 1998
118.	Facultative Reinsurance Agreement between CAC and Munich American Reassurance Company effective February 05, 1975
119.	Facultative Reinsurance Agreement on a Coinsurance Basis between CAC and Munich American Reassurance Company effective January 01, 1981
120.	Automatic Reinsurance Agreement on a Coinsurance Basis between CAC and Munich American Reassurance Company effective March 01, 1981
121.	Automatic Reinsurance Agreement between CAC and Munich American Reassurance Company effective April 01, 1982 [Terminated for new business]
122.	Automatic Reinsurance Agreement between CAC and Munich American Reassurance Company effective January 01, 1987 [Terminated for new business]
123.	Automatic Reinsurance Agreement between CAC and Munich American Reassurance Company effective May 01, 1987 [Terminated for new business]
125.	Automatic Reinsurance Agreement between CAC and Munich American Reassurance Company effective July 05, 1991
126.	Automatic Reinsurance Agreement between CAC and Munich American Reassurance Company effective September 01, 1991
129(b).	Automatic Reinsurance Agreement between CAC and Munich American Reassurance Company effective August 21, 1995
135.	Non-Refund Account Reinsurance Agreement between CAC and North American Life and Casualty Company effective May 01, 1974 [Terminated for new business] [North American Life and Casualty Company changed its name to Allianz Life Insurance Company of North America]
136.	Facultative Reinsurance Agreement between CAC and North American Reassurance Company effective January 01, 1964 [North American Reassurance Company changed its name to Swiss Re Life & Health America Inc.]
137.	Facultative Reinsurance Agreement between CAC and North American Reassurance Company effective November 01, 1963 [North American Reassurance Company changed its name to Swiss Re Life & Health America Inc.]
138.	Facultative Reinsurance Agreement between CAC and Security Benefit Life Insurance Company effective January 01, 1964 [This treaty was novated to North American Reassurance Company effective July 1, 1991. North American Reassurance Company changed its name to Swiss Re Life & Health America Inc.]
139(a).	Automatic Coinsurance Agreement between CAC and North American Reassurance Company effective August 01, 1977 [North American Reassurance Company changed its name to Swiss Re Life & Health America Inc.]
139(b).	Facultative Coinsurance Agreement between CAC and North American Reassurance Company effective August 01, 1979 [North American Reassurance Company changed its name to Swiss Re Life & Health America Inc.]

Index No.	Name
140.	Facultative Reinsurance Agreement between CAC and North American Reassurance Company effective September 01, 1979 [Terminated for new business] [North American Reassurance Company changed its name to Swiss Re Life & Health America Inc.]
143.	Facultative Obligatory Agreement between CAC and NRG America Life Reassurance Corporation of Wilmington, Delaware effective June 01, 1981
144.	Facultative Reinsurance Agreement between CAC and Occidental Life Insurance Company of California effective January 01, 1972 [This contract was novated to AUSA Life Insurance Company effective January 01, 2001. AUSA Life Insurance Company later changed its name to Transamerica Financial Life Insurance Company]
145.	Life, Disability and Accidental Death Automatic Reinsurance Agreement between CAC and Occidental Life Insurance Company of California effective July 01, 1977 [This contract was novated to AUSA Life Insurance Company effective January 01, 2001. AUSA Life Insurance Company later changed its name to Transamerica Financial Life Insurance Company]
146.	Facultative Reinsurance Agreement between CAC and Optimum Re Insurance Company effective January 01, 1979
147.	Universal Life Automatic Reinsurance Agreement between CAC and Optimum Re Insurance Company effective January 01, 1986
148.	Universal Life Automatic Coinsurance Agreement between CAC and Optimum Re Insurance Company effective January 01, 1986 [Terminated for new business]
153.	Automatic Reinsurance Agreement No. 2082 between CAC and Phoenix Home Life Mutual Insurance Company effective August 21, 1995 [This contract was novated to ERC Life Reinsurance Corporation effective January 01, 2000. Scottish Re Group Limited acquired 95% of the outstanding capital stock of ERC Life Reinsurance Corporation on December 22, 2003.]
154.	Automatic Coinsurance Agreement No. 2183 between CAC and Phoenix Home Life Mutual Insurance Company effective October 06, 1995 [Terminated for new business] [This contract was novated to ERC Life Reinsurance Corporation effective January 01, 2000. Scottish Re Group Limited acquired 95% of the outstanding capital stock of ERC Life Reinsurance Corporation on December 22, 2003.]
161.	Reinsurance Agreement between CAC and Phoenix Home Life Mutual Insurance Company effective June 01, 1970 [This contract was novated to ERC Life Reinsurance Corporation effective January 01, 2000. Scottish Re Group Limited acquired 95% of the outstanding capital stock of ERC Life Reinsurance Corporation on December 22, 2003.]
162.	Reinsurance Agreement between CAC and Phoenix Home Life Mutual Insurance Company effective August 01, 1967
163.	Automatic Reinsurance Agreement No. 2825 between CAC and Phoenix Home Life Mutual Insurance Company effective July 20, 1998 [This contract was novated to ERC Life Reinsurance Corporation effective January 01, 2000. Scottish Re Group Limited acquired 95% of the outstanding capital stock of ERC Life Reinsurance Corporation on December 22, 2003.]
164.	Servicemen’s Group Life Insurance Conversion Pool Agreement between CAC and Prudential Life Insurance Company of America effective 09/29/1965
165.	Automatic Reinsurance Agreement between CAC and RGA Reinsurance Company effective October 06, 1995
168.	Automatic Reinsurance Agreement between CAC and RGA Reinsurance Company effective May 01, 1998
169.	Automatic Reinsurance Agreement between CAC and RGA Reinsurance Company effective July 20, 1998

Index No.	Name
177.	Automatic and Facultative Yearly Renewable Term Reinsurance Agreement between CAC and Security Life of Denver Insurance Company effective October 01, 1990
178.	Yearly Renewable Term Reinsurance Agreement between CAC and Security Life of Denver Insurance Company effective July 05, 1991
183.	Automatic and Facultative Reinsurance Agreement Yearly Renewable Term between CAC and Security Life of Denver Insurance Company effective August 21, 1995
184.	Automatic and Facultative Coinsurance Agreement between CAC and Security Life of Denver Insurance Company effective October 06, 1995
190.	Automatic Pool Reinsurance Agreement between CAC and Storebrand-Norden International Reinsurance Company effective April 01, 1982 [Terminated for new business]
191.	Facultative Reinsurance Agreement between CAC and Sun Life Assurance Company effective June 15, 1982
192.	Automatic Reinsurance Agreement between CAC and Sun Life Assurance Company effective July 01, 1982
193.	Automatic Pool Reinsurance Agreement between CAC and Sun Life Assurance Company effective January 01, 1984
194.	Automatic YRT Reinsurance Agreement between CAC and Sun Life Assurance Company effective December 01, 1986 [Terminated for new business]
196.	Automatic Pool Reinsurance Agreement between CAC and Sun Life Assurance Company effective January 01, 1989
197.	Automatic Pool Reinsurance Agreement between CAC and Sun Life Assurance Company effective January 01, 1989
198.	Automatic Reinsurance Agreement between CAC and Swiss Re Life & Health effective May 01, 1998
200.	Reinsurance Agreement between CAC and The Lincoln National Life Insurance Company effective March 01, 1956 [This business was 100% reinsured to Swiss Re Life & Health America Inc.]
201.	Coinsurance Agreement between CAC and The Lincoln National Life Insurance Company effective April 01, 1977 [This business was 100% reinsured to Swiss Re Life & Health America Inc.]
202.	Reinsurance Agreement between CAC and The Lincoln National Life Insurance Company effective March 01, 1980 [This business was 100% reinsured to Swiss Re Life & Health America Inc.]
203.	Reinsurance Agreement between CAC and The Lincoln National Life Insurance Company effective April 01, 1982 [This business was 100% reinsured to Swiss Re Life & Health America Inc.]
204.	Automatic YRT Pool Agreement between CAC and The Lincoln National Life Insurance Company effective April 01, 1982 [This business was 100% reinsured to Swiss Re Life & Health America Inc.]
205.	Reinsurance Agreement between CAC and The Lincoln National Life Insurance Company effective April 01, 1982 [This business was 100% reinsured to Swiss Re Life & Health America Inc.]
209.	Coinsurance Agreement between CAC and The Lincoln National Life Insurance Company effective October 06, 1995 [This business was 100% reinsured to Swiss Re Life & Health America Inc.]

Index No.	Name
220.	Automatic Reinsurance Agreement between CAC and The Lincoln National Life Insurance Company effective July 20, 1998 [This business was 100% reinsured to Swiss Re Life & Health America Inc.]
225.	Reinsurance Agreement between CAC and The Mercantile and General Life Reassurance Company of America effective April 25, 1993 [This business was 100% reinsured to Swiss Re Life & Health America Inc.]
229.	Automatic YRT Pool Agreement between CAC and Transamerica Occidental Life Insurance Company effective April 01, 1982 [This contract was novated to AUSA Life Insurance Company effective January 01, 2001. AUSA Life Insurance Company later changed its name to Transamerica Financial Life Insurance Company]
230.	Life, Disability and Accidental Death Facultative Reinsurance Agreement between CAC and Transamerica Occidental Life Insurance Company effective January 01, 1972 [Terminated for new business] [This contract was novated to AUSA Life Insurance Company effective January 01, 2001. AUSA Life Insurance Company later changed its name to Transamerica Financial Life Insurance Company]
231.	Automatic Reinsurance Agreement between CAC and Transamerica Occidental Life Insurance Company effective April 01, 1988 [This contract was novated to AUSA Life Insurance Company effective January 01, 2001. AUSA Life Insurance Company later changed its name to Transamerica Financial Life Insurance Company]
232.	Automatic Reinsurance Agreement between CAC and Transamerica Occidental Life Insurance Company effective October 01, 1990 [This contract was novated to AUSA Life Insurance Company effective January 01, 2001. AUSA Life Insurance Company later changed its name to Transamerica Financial Life Insurance Company]
234.	Automatic Reinsurance Agreement between CAC and Transamerica Occidental Life Insurance Company effective October 01, 1995 [This contract was novated to AUSA Life Insurance Company effective January 01, 2001. AUSA Life Insurance Company later changed its name to Transamerica Financial Life Insurance Company]
237.	Automatic Reinsurance Agreement between CAC and United States Life Insurance effective September 01, 1952
238.	Reinsurance Agreement IL008WYN01 between CAC and Urbaine Life Reinsurance Company effective April 01, 1983 [This business was 100% reinsured to National Security Life and Annuity Company effective January 04, 2002]
239.	Reinsurance Agreement IL008WYN02 between CAC and Urbaine Life Reinsurance Company effective July 01, 1985 [This business was 100% reinsured to National Security Life and Annuity Company effective January 04, 2002]
240.1.	Foreign National Business Automatic Yearly Renewable Term Life Reinsurance Agreement between CAC and Aggrippina Rueckversicherungs Aktiengesellschaft effective August 01, 1990 [This contract was novated to Converium Reinsurance Company (Germany) Ltd.]
244.	Automatic Reinsurance Agreement between CAC and American Phoenix Life and Reassurance Company effective February 13, 1999 [Terminated for new business] [This contract was novated to ERC Life Reinsurance Corporation effective January 01, 2000. Scottish Re Group Limited acquired 95% of the outstanding capital stock of ERC Life Reinsurance Corporation on December 22, 2003.]
245.	Automatic Reinsurance Agreement between CAC and American United Life Insurance Company effective April 01, 1999 [Terminated for new business] [This business was 100% reinsured to Employers Reassurance Corporation]
246.	Automatic Reinsurance Agreement between CAC and American United Life Insurance Company effective February 13, 1999 [Terminated for new business] This business was 100% reinsured to Employers Reassurance Corporation]
248.	Automatic Reinsurance Agreement between CAC and American United Life Insurance Company effective March 01, 2001 This business was 100% reinsured to Employers Reassurance Corporation]
252.	Life Reinsurance Agreement between CAC and Annuity & Life Reassurance America, Inc. effective November 22, 2000

Index No.	Name
255.	Life Reinsurance Agreement between CAC and Annuity & Life Reassurance (Bermuda), Ltd. effective March 01, 2001 [this contract was novated to XL Life Ltd. Effective December 31, 2002]
259.	Automatic Reinsurance Agreement between CAC and Business Men’s Assurance Company of America effective November 22, 2000 [Generali USA Life Reassurance Company now administers this business]
262.	Automatic Reinsurance Agreement between CAC and Business Men’s Assurance Company of America effective March 01, 2001 [Generali USA Life Reassurance Company now administers this business]
265.	Automatic Reinsurance Agreement between CAC and Employers Reassurance Corporation effective April 01, 1999 [Terminated for new business]
266.	Automatic Reinsurance Agreement between CAC and Employers Reassurance Corporation effective October 07, 1999 [Terminated for new business]
271.	Automatic Reinsurance Agreement between CAC and Employers Reassurance Corporation effective March 01, 2001 [Terminated for new business]
276.	Automatic Reinsurance Agreement between CAC and Gerling Global Life Reinsurance Company effective October 07, 1999 [Terminated for new business] [Gerling Global Life Reinsurance Company changed its name to Revios Reinsurance U.S. Inc. effective October 13, 2003]
285.	Automatic Reinsurance Agreement between CAC and Life Reassurance Corporation of America effective February 13, 1999 [Life Reassurance Corporation of America changed its name to Swiss Re Life & Health America Inc.]
287.	Automatic Reinsurance Agreement between CAC and Life Reassurance Corporation of America effective April 01, 1999 [Life Reassurance Corporation of America changed its name to Swiss Re Life & Health America Inc.]
288.	Automatic Reinsurance Agreement between CAC and The Lincoln National Life Insurance Company effective April 01, 1999 [The business was 100% reinsured to Swiss Re Life & Health America Inc.]
289.	Automatic Reinsurance Agreement between CAC and The Lincoln National Life Insurance Company effective February 13, 1999 [Terminated for new business] [The business was 100% reinsured to Swiss Re Life & Health America Inc.]
293.	Automatic Reinsurance Agreement between CAC and Manulife Reinsurance Corporation (USA) effective February 13, 1999 [Terminated for new business]
294.	Automatic Reinsurance Agreement between CAC and Munich American Reassurance Company effective October 07, 1999
295.	Automatic Reinsurance Agreement between CAC and Munich American Reassurance Company effective October 07, 1999
298.	Automatic Reinsurance Agreement between CAC and RGA Reinsurance Company effective April 01, 1999
299.	Automatic Reinsurance Agreement between CAC and RGA Reinsurance Company effective 02/13/1999 (Amendment No. 1) [Terminated for new business]
302.	Automatic Reinsurance Agreement between CAC and RGA Reinsurance Company effective November 22, 2000
310.	Automatic Reinsurance Agreement between CAC and Scor Life U.S. Re Insurance Company effective November 22, 2000 [Terminated for new business effective January 1, 2004]
315.	Automatic Reinsurance Agreement between CAC and Security Life Of Denver Insurance Company effective October 01, 1998 [Terminated for new business]

Index No.	Name
318.	Automatic Reinsurance Agreement between CAC and Swiss Re Life and Health America effective March 01, 2001
323.4.	Joint Marketing and Reinsurance Agreement between CAC and VFL and SCOR LIFE Reinsurance Company effective June 11, 2001 [Terminated for new business]
323.5.	Direct Marketing and Reinsurance Agreement between CAC and VFL and The Lincoln National Life Insurance Company effective February 24, 2000 [The business was 100% reinsured to Swiss Re Life & Health America Inc.]
328.	Automatic Reinsurance Agreement between CAC and Canada Life Assurance Company effective March 01, 2001
333.	Automatic Reinsurance Agreement between CAC and Gerling Global Life Reinsurance effective March 01, 2001 [Gerling Global Life Reinsurance Company changed its name to Revios Reinsurance U.S. Inc. effective October 13, 2003]
344.	Facultative Reinsurance Agreement between CAC and Allianz Life Insurance Company of North America effective January 01, 2001

CAC Unsigned Treaties:
None

SCHEDULE C
Calculation of Profits
Calculation of Participating Profits
The following calculation shall be performed quarterly for the participating CAC policies with all amounts relating solely to the CAC participating policies being reinsured under this Agreement. Where line numbers are indicated, they refer to the line number of the Summary of Operations (page 4) of the 2002 National Association of Insurance Commissioners Life and Accident and Health Statement.
Calculation Details:
Add the following:
Premiums and Annuity Considerations (line 1)
Considerations for Supplementary Contracts (line 2)
Net Investment Income — This is to be the investment income on assets backing the statutory reserves, but excluding investment income on surplus
Amortization of Interest maintenance reserve (line 4)
Commissions and Expense Allowances on reinsurance Ceded (line 6)
Reserve adjustments on reinsurance ceded (line 7)
Miscellaneous income (lines 8.1, 8.2 and 8.3)
Tax Rate x (Statutory Income — Taxable Income) [both calculated prior to policyholder dividends] Net realized capital gains (or subtract net losses) net of taxes, and net of amounts transferred to IMR (line 34)
Then subtract the following:
Death Benefits (line 10)
Matured Endowments (line 11)
Annuity Benefits (line 12)
Surrender Benefits and withdrawals for life contracts (line 15)
Interest and adjustments (line 17)
Payments on supplementary contracts (line 18)
Increase in aggregate reserves (line 19)
Commissions (line 21)
General Insurance Expense — $35 per policy per annum
Insurance taxes, licenses and fees — 2% of gross premiums
Increase in loading on deferred and uncollected premium (line 25)
The result is pre-tax statutory profits, before dividends, for the purpose of carrying out the calculation described in Article X, paragraph 2. Should the result be negative, the absolute value of the negative will be established as a loss carryforward, which will accrue interest at the Contract Interest Rate (as defined in the Purchase Agreement). Future profits will be charged against such loss carryforward and no profits will be remitted to the Company until such loss carryforward is eliminated.

SC-1

SCHEDULE D
Investment Principles
A.	Purpose
1.
The purpose of these Investment Guidelines is to establish, authorize, and document the objectives, policies, procedures, and constraints for investing the assets supporting the par business (the liabilities) reinsured by Continental Assurance Company (CAC) to Swiss Re Life and Health America Inc. (the Company).

2.
On an overall basis, investment decisions will have as an objective full compliance with relevant provisions of the investment laws of the Company’s domiciliary state, and any other state to which it may be subject, and the Internal Revenue Code and Regulations.

3.
There is no substitute for acting prudently, which requires that investment personnel act always with an appropriate amount of care and in the best interests of both CAC and the Company in the management of the assets supporting the reinsured liabilities.

B.	General Performance Objectives and Philosophy
1.	The portfolio will be managed based on the characteristics of the liabilities it is supporting while remaining within applicable legal, regulatory, and business constraints. The duration, convexity, and cash flows of the underlying liabilities are several of the many economic and business inputs which will be taken into consideration when making investment decisions.

2.	Portfolio liquidity will be maintained such that reasonably expected cash flow needs can be met.
C.	Asset Classes Eligible for Investment
1.
Investments of the Company shall be reasonably diversified to minimize the impact of a potential default. From time to time, and subject to this policy statement, the Company may invest in any or all of the following asset categories:

a.	bonds, debentures, mortgage-backed and asset-backed securities, notes or other debt instruments of governments, government agencies, or corporations;

b.	cash, money market securities issued by governments or corporations, money market funds or short-term investment pools as permitted statutorily

c.	private placements of agencies or corporations;

d.
derivative instruments including forwards, futures contracts, put options, call options, caps, collars, swaps, floors, swaptions, commitments to purchase mortgage-backed securities, and asset-backed securities;

(i)	derivative instruments will only be used by the Company to hedge assets or liabilities or in allowed replication transactions;
e.
with respect to any other asset class that is not specifically delineated herein, the portfolio manager shall ensure that any such investment complies with legal requirements and is appropriate given the nature of the underlying liabilities.

D.	PORTFOLIO CONSTRAINTS (PERCENTAGES STATED REFER TO STATEMENT VALUE AS A PERCENT OF TOTAL ASSETS AND ARE CALCULATED AS ACQUISITION LIMITS)
1.	Aggregate portfolio limits:
a.	minimum average credit quality of A;

b.	maximum of 15% per obligor in obligations (1) issued, assumed or guaranteed by any agency, political subdivision or instrumentality of any state which obligations are not general obligations thereof; and (2) issued, assumed or guaranteed by the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the International Finance Corporation and any other agency or entity engaged in similar activities and in which the government of the United States participates.

c.
subject to (b) above, maximum of 5% in any individual issuer, excluding(i) high yield securities (as such term is used in the Insurance Code of the State of Connecticut) and (ii) securities issued, assumed, guaranteed or insured by the United States, a state of the United States, a government sponsored enterprise of the United States, a government money market mutual fund, a class one money market mutual fund, a class one bond mutual fund and issues which are insured by a financial guaranty insurer with the highest generic rating issued by a nationally recognized statistical rating organization;

d.	maximum variance of portfolio effective duration of +/- 15% to the duration of the underlying liabilities;
2.	Fixed income securities:
a.	maximum of 10% held in asset-backed securities not collateralized with mortgage loans;

a.	maximum of 40% held in mortgage-backed ;
(i)	mortgage-backeds will be secured with first mortgages or conventional mortgages with a maximum 70% loan-to-value ratio, unless guaranteed by a government agency or a government sponsored enterprise;

(ii)	maximum of 5% held in any individual pool unless guaranteed by a government agency or a government sponsored enterprise;
c.	industry concentrations (excluding securities issued, assumed, guaranteed or insured by the United States or a government sponsored enterprise of the United States);
(i)	maximum 15% of holdings allowed in an industry group;
d.	geographic concentrations (foreign)
(i)
Maximum in foreign obligations and investments (1) up to 10% in any exempted country, and (2) up to 2% in any other foreign country and up to 15% in the aggregate in all such other foreign countries. The aggregate foreign obligations and investments shall not exceed 30%. All such foreign obligations and investments made within the limitation of this subsection shall also be subject to the percentage limitations prescribed elsewhere in these guidelines as applicable to such investment class.

e.	maximum of 10% held in private placements (excluding securities that qualify under Rule 144A under the Securities Act of 1933);

f.	maximum of 20% held in Rule 144A’s (securities that qualify under Rule 144A under the Securities Act of 1933);

g.	maximum of 1% in high yield obligations of any one institution and up to 10% in the aggregate in high yield obligations, all required to be registered under the Securities Act of 1933

h.	minimum credit quality of B on non-investment grade bonds at time of purchase.
3.	Short-term securities:
a.	maximum of 100% held in securities maturing in 397 days or fewer, or in money market funds;

b.	commercial paper held must be rated A2/P2 or better.

4.	Derivative instruments:
a.	derivatives used for hedging shall be limited as follows;
(i)	the aggregate statement value of options, swaptions, caps, floors and warrants purchased shall not exceed 7.5% of total assets;

(ii)	the aggregate statement value of options, swaptions, caps and floors written shall not exceed 3.0% of total assets;

(iii)	the aggregate potential exposure of collars, swaps, forwards and futures entered into and options, swaptions, caps and floors written shall not exceed 6.0% of total assets.
b.	derivatives used for replication transactions shall be limited as follows;
(i)	the Company otherwise is authorized to invest its funds in the asset being replicated;

(ii)
the asset being replicated will be subject to all applicable provisions and limitations (including quantitative limits) as if the transaction constituted a direct investment in the asset being replicated;

(iii)	as a result of giving effect to the replication transaction, the aggregate statement value of all assets being replicated shall be limited to 10% of total assets.
Utilization of derivative instruments to require prior submission and approval of derivative use plan(s) in accordance with laws and regulations applicable to Swiss Re.

SD-4